UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AMERICAN WATER WORKS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN WATER WORKS COMPANY, INC.

March 26, 2010

Dear Fellow Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of American Water Works Company, Inc. The meeting will be held on Friday, May 7, 2010, at 10:00 a.m., Eastern Daylight Time, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043. All holders of our outstanding common stock as of the close of business on March 15, 2010 are entitled to vote at the meeting.

The matters to be acted on at the Annual Meeting are described in the accompanying notice of meeting and proxy statement. Please read these documents carefully.

As permitted by Securities and Exchange Commission rules, we are providing most of our stockholders access to our proxy materials over the Internet through a process informally referred to as “e-proxy.” This process enables us to deliver proxy materials to our stockholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of stockholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares in advance of the Annual Meeting by using one of the methods described in the accompanying proxy materials.

If you are unable to attend the meeting in person, you will have the opportunity to attend the meeting via a live webcast where you will be able to vote electronically and submit questions during the meeting, which is explained in detail on page 2.

We will set aside time at the meeting for discussion of each item of business, and American Water’s management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders. If you will need special assistance at the meeting because of a disability, please contact Kellye L. Walker, Senior Vice President, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or Investor Relations via email at aw.investorrelations@amwater.com or by telephone at (877) 310-7174.

Thank you for your support and continued interest in American Water.

Sincerely,

George MacKenzie

Chairman of the Board

American Water Works Company, Inc.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

NOTICE OF

2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2010

The Annual Meeting of Stockholders of American Water Works Company, Inc. (the “Company”) will be held at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, on Friday May 7, 2010, at 10:00 a.m., Eastern Daylight Time and via the Internet at www.virtualshareholdermeeting.com/awk, to consider and take action on the following:

1.	election to the board of directors of the eight nominees named in the proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

2.	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	such other business, if any, as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Holders of our outstanding common stock as of the close of business on March 15, 2010 are entitled to vote at the meeting.

By Order of the Board of Directors

Kellye L. Walker
Senior Vice President, General Counsel and
Secretary

March 26, 2010

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail (or, if you received printed proxy materials, on the enclosed proxy card), and the section entitled “Questions and Answers about the Annual Meeting and Voting” beginning on page 1 of this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 7, 2010: The proxy statement and 2009 Annual Report (which includes our annual report on Form 10-K for the year ended December 31, 2009) are available at the Investor Relations section of the Company’s web site at www.amwater.com.

AMERICAN WATER WORKS COMPANY, INC

PROXY STATEMENT

i

AMERICAN WATER WORKS COMPANY, INC.

1025 Laurel Oak Road

Voorhees, New Jersey 08043

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The board of directors of the Company is soliciting your proxy to vote at our 2010 Annual Meeting of Stockholders (or any adjournment or postponement of the Annual Meeting). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

In accordance with rules of the Securities and Exchange Commission, which we refer to as the SEC, we are providing, to some of our stockholders, a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” rather than mailing a printed copy of our proxy materials. Our proxy materials consist of this proxy statement, a proxy card, our annual report on Form 10-K, a letter from our President and CEO and our Corporate Responsibility brochure. We are making these materials available to our stockholders beginning on March 26, 2010. More information is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials.

When and where will the Annual Meeting be held?

The date, time and place of our 2010 Annual Meeting of Stockholders are set forth below:

DATE:	Friday, May 7, 2010

TIME:	10:00 a.m. (Eastern Daylight Time)

PLACE:	The Mansion 3000 Main Street Voorhees, New Jersey 08043

INTERNET:	Attend the annual meeting online by visiting www.virtualshareholdermeeting.com/awk

What is required to attend the Annual Meeting?

In person attendance at our Annual Meeting will be limited to our stockholders of record as of March 15, 2010. In addition, an admission card and picture identification will be required to attend the meeting. To obtain an admission card, which will be mailed to you prior to the meeting, please follow the advance registration instructions on the back inside cover of this proxy statement. If your shares are not registered in your own name, you must provide, at the entrance to the Annual Meeting, evidence of your stock ownership as of March 15, 2010. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement.

To attend the Annual Meeting online, you will need to follow the instructions on your proxy voting card.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please contact Kellye L. Walker, Senior Vice President, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, or Investor Relations by email at aw.investorrelations@amwater.com or by telephone at (877) 310-7174, at least one week prior to our meeting.

Will there be a webcast of the Annual Meeting?

Yes. You are invited to listen to the Annual Meeting webcast live via the Internet on Friday, May 7, 2010, beginning at 10:00 a.m., Eastern Daylight Time. Accessing the webcast will enable you to hear the speakers on a live basis. Stockholders of record will also be able to vote their shares electronically and submit questions during the meeting.

The webcast may be accessed on our website at http://www.amwater.com. The event may be accessed by clicking on “Investors” at the top of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the Company’s website at the same address through June 4, 2010.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote upon the matters outlined in the Notice of Meeting:

•	election to the board of directors of the eight nominees named in this proxy statement to serve until the next annual meeting of stockholders or until their successors are elected and qualified;

•	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	such other business, if any, as may properly come before the meeting and any adjournment or postponement of the meeting.

American Water’s management will report on the Company’s performance during the last fiscal year and respond to questions from stockholders.

What are the board of directors’ recommendations regarding the matters to be acted on at the Annual Meeting?

The board of directors recommends a vote:

•	FOR the election of all director nominees named in this proxy statement; and

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What is e-proxy, and why is American Water using it?

E-proxy is the informal name for a process permitted by SEC rules. Under this process, a company can make its proxy materials available to some or all of its stockholders over the Internet, instead of mailing paper copies of the proxy materials to every stockholder. We are using e-proxy to distribute proxy materials to some of our stockholders because it will reduce our printing and mailing costs and reduce the consumption of paper and other resources.

How do I access the proxy materials on the Internet?

We have mailed to some of our stockholders a Notice. If you hold your shares through a record holder that is a bank or broker, that record holder will provide a Notice to you. The Notice has instructions on how to access our proxy materials on the Internet.

I received the Notice, but I prefer to read my proxy materials on paper—can I get paper copies?

Yes. The Notice has instructions on how to request paper copies by telephone, e-mail or on the Internet. We will send, free of charge, printed materials by first class mail within three business days of receiving your request. If you so indicate in your request, you also will receive the materials in paper form with respect to future stockholder meetings.

I previously consented to the electronic delivery of proxy materials—will I continue to receive them via e-mail?

Yes. If you have already elected to receive proxy materials electronically, you will continue to receive them that way.

Who is entitled to vote at the Annual Meeting?

Stockholders who owned American Water common stock at the close of business on March 15, 2010, the record date, are entitled to vote. As of the record date, there were 174,693,101 shares of American Water common stock outstanding.

How many votes do I have?

Each outstanding share of American Water common stock is entitled to one vote. The number of shares you own is reflected on your proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name, you are considered to be the stockholder “of record” with respect to those shares, and either the Notice or paper copies of the proxy materials are being sent directly to you by American Water. If your shares are held in the name of a bank or broker, then you are considered to hold those shares in “street name.” In that case, the Notice is being sent to you or paper copies of the proxy materials are being forwarded to you, by or on behalf of your bank or broker.

How many votes must be present to hold the Annual Meeting?

A quorum of shares outstanding is necessary to hold a valid meeting. The presence at the meeting, in person or by proxy, of the holders of record of a majority of the shares entitled to vote constitutes a quorum.

How can I vote my shares?

You may vote in person at the Annual Meeting or you may designate another person—your proxy—to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the Annual Meeting. You can change your vote at the meeting. If you are a stockholder of record, you can vote by proxy over the Internet or by telephone by following the instructions in the Notice, or, if you received printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If your shares are held in “street name,” then you may give voting instructions in the manner provided by your bank or broker.

If I want to vote my shares in person at the Annual Meeting, what must I do?

If you attend the Annual Meeting, hold your shares directly in your own name, and wish to vote in person rather than by proxy, we will give you a ballot when you arrive. However, if you hold your shares in street name, you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the stockholder of record. You must submit your legal proxy with your ballot to vote your shares in person.

If I want to vote my shares electronically during the Annual Meeting, what must I do?

If you attend the Annual Meeting online, you will need to provide your 12-Digit Control Number, located on your proxy voting card, which identifies you as a stockholder of record.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the nominees specified in this proxy statement for election as directors. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to each of the other proposals. If you sign and return a proxy card, one of the individuals named on the proxy card will vote your shares as you have directed.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not provide voting instructions, one of the individuals named on your proxy card will vote your shares in accordance with the Board’s recommendations described above. Please see the discussion below under “What vote is required to approve the election of directors?” and “What vote is required to approve the other proposals?” for further information on the voting of shares.

How can I revoke my proxy or substitute a new proxy or change my vote?

If you are a record holder, you can revoke your proxy as follows:

For a proxy submitted by internet or telephone

•	Submitting in a timely manner a new proxy through the Internet or by telephone; or

•	Executing and mailing a later-dated proxy that is received by American Water prior to 10:00 a.m., Eastern Daylight Time, on May 7, 2010; or

•	Voting in person or online at the Annual Meeting.

For a proxy submitted by mail

•	Subsequently executing and mailing another proxy card bearing a later date; or

•

Giving written notice of revocation to American Water’s Secretary at 1025 Laurel Oak Road, Voorhees, NJ 08043 that is received by American Water prior to 10:00 a.m., Eastern Daylight Time, on May 7, 2010; or

•	Voting in person or online at the Annual Meeting.

If your shares are held in street name, contact your bank or broker.

What vote is required to approve the election of directors?

Directors are elected by a plurality of the votes cast at the meeting, meaning that the eight nominees with the most votes are elected to the board of directors. Commencing with our 2011 Annual Meeting of Stockholders, directors will be elected by the vote of the majority of votes cast. A majority of the votes cast means that the number of shares voted for a director must exceed the number of shares voted against the director.

What vote is required to approve other proposals?

Approval of other proposals requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions are counted as votes “against” a proposal, and broker non-votes are not counted as votes for or against the proposals. A “broker non-vote” occurs when a broker holding shares registered in street name is not permitted to vote on a matter because the broker has not received voting instructions from the beneficial owner.

Who counts the votes?

A representative from Broadridge Financial Solutions, Inc., an investor communications service, will serve as our inspector of election. In that capacity, Broadridge will tabulate the votes and certify the results.

How do I obtain the voting results?

Preliminary voting results will be announced at the Annual Meeting, and a webcast of our meeting will be archived on the Events and Presentation page which can be accessed through our Investor Relations page at http://www.ir.amwater.com through June 4, 2010. Preliminary voting results will be published in a Current Report on a Form 8-K that we will file with the SEC within four business days after the meeting ends. Once the definitive voting results are received, we will file an amendment to the Form 8-K within four business days following the receipt of the final results. A copy of the Form 8-K will be available on the SEC Filings page of our web site after it is filed with the SEC, or can be obtained by calling Investor Relations at (877) 310-7174 and requesting a copy. To access the SEC Filings page, click on the Financial Reporting link on our Investor Relations page and then click on the link that says “Please click here for SEC filings.”

Can American Water deliver only one set of Annual Meeting materials to multiple stockholders who share the same address?

Yes. The SEC’s rules regarding the delivery to stockholders of Notices and annual reports permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we may deliver only one Notice, or if applicable, one proxy statement and Annual Report to Stockholders to multiple stockholders sharing a single address, unless we receive instructions to the contrary from one or more of the stockholders. If you would like to receive more than one copy of the Notice, or if applicable, the proxy statement and our Annual Report to Stockholders, we will promptly send you additional copies upon written or oral request to Kellye L. Walker, Senior Vice President, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey, 08043, telephone: (856) 346-8200. The same phone number and address may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of the Notice, or if applicable, annual report or proxy statement if you are receiving multiple copies.

Who will pay the costs for proxy solicitation?

We will bear the expenses of the solicitation of proxies. We will also pay the fees of brokerage firms and other nominees of beneficial owners associated with their provision of the Notice, forwarding of proxy materials to beneficial owners and obtaining beneficial owners’ voting instructions.

In addition to soliciting by e-proxy and by mail, our directors, officers and employees also may solicit by telephone, telecopy or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitations.

(Proposal 1)

ELECTION OF DIRECTORS

Our board currently consists of eight directors. All of our current directors have been nominated for election this year to hold office until the 2011 Annual Meeting of Stockholders or until their successors are elected and qualified. The board of directors believes that these nominees will be able to serve as directors if elected. If a nominee is not able to serve, proxies will be voted for another person nominated by the board of directors, unless the board of directors reduces the number of directors.

Nominees for Election as Directors

Name, Period Served as Director and Age
Stephen P. Adik Director since 2009 Age 66

Mr. Adik has been a member of our board of directors since June 2009. Mr. Adik most recently served as the Vice Chairman, Executive Vice President and Chief Financial Officer of NiSource, Inc., an electric, natural gas and pipeline company operating in 16 states, until his retirement in December 2003. Mr. Adik previously held leadership positions with the American Natural Resources Company, Lehigh Valley Railroad, Amtrak, Chicago & North Western Railroad and Chesapeake & Ohio Railroad. Mr. Adik is a member of the board of directors and Chair of the audit committees of Northwestern Energy and Beacon Power Corporation. Mr. Adik also serves on the boards of Dearborn Midwest Conveyor Company, Chicago, SouthShore and South Bend Railroad, and the Regional Bus Authority of Northwest Indiana. Mr. Adik received a Bachelor of Science degree in Mechanical Engineering from the Stevens Institute of Technology, and an MBA degree in Finance from Northwestern University.

Mr. Adik’s long executive experience with an energy-related company and additional extensive experience in leadership positions with regulated entities enable him to assist the full board in assessing government regulatory considerations. In addition, his experience as a financial executive enables him to provide knowledgeable perspectives on financial matters.

Donald L. Correll Director since 2006 Age 59

Mr. Correll has been our President and Chief Executive Officer since April 2006. Prior to joining American Water, Mr. Correll spent three years serving as President and Chief Executive Officer and member of the board of directors of Pennichuck Corporation, a New Hampshire-based water utility holding company. He previously spent 25 years with United Water Resources, an investor-owned water services company, where for ten years he served as Chairman, President and Chief Executive Officer from 1991 through 2001. He is a member of the board of directors of HealthSouth Corp. and New Jersey Resources Corporation. Mr. Correll also serves on the boards of a variety of civic, professional and business organizations, including the U.S. Environmental Financial Advisory Board, the Environmental Protection Agency and the U.S. Chamber of Commerce.

Mr. Correll’s intimate knowledge of our company, by virtue of his service as our President and Chief Executive Officer, enables him to provide valuable insight regarding our operations and personnel. In addition, his extensive water industry experience, coupled with previous service as a Commissioner of the New Jersey Water Supply Authority, brings valuable observations to the board on a broad range of matters relating to water utility operations and regulatory interactions.

Martha Clark Goss Director since 2003 Age 60

Ms. Clark Goss has been a member of our board of directors since October 2003, and she has served as Chair of the audit committee since December 2005. Ms. Clark Goss has been Chief Operating Officer and Chief Financial Officer of Amwell Holdings/Hopewell Holdings LLC, a holding company for a healthcare reinsurance start-up, since 2003. From July 2006 to March 2009, she served as the non-executive Chair of Channel Reinsurance Ltd. From 2002 to 2004, she was a subcontractor for Resources Global Professionals. Previously, Ms. Clark Goss served as the Chief Financial Officer of The Capital Markets Company from 1999 to 2001, the Chief Financial Officer of Booz-Allen & Hamilton from 1995 to 1999 and held various senior executive positions at Prudential Insurance Company from 1981 until 1995. Ms. Clark Goss currently is a director and audit committee member of Ocwen Financial Corporation and a Trustee of the Neuberger-Berman Mutual Funds. Ms. Clark Goss received a Bachelor of Arts degree from Brown University and an MBA degree from The Harvard Business School.

Ms. Clark Goss’ extensive financial experience provides valuable insights to both our audit committee and our board. In addition, her experience as President of an investment subsidiary of Prudential, responsible for substantial investments in electric and gas public utilities and alternative energy projects, enables her to share with the board considerable knowledge regarding public utilities.

Julie A. Dobson Director since 2009 Age 53

Ms. Dobson has been a member of our board of directors since June 2009. She most recently served as chief operating officer and one of the founding principals of TeleCorp PCS, a wireless/mobile phone company serving more than a million customers when sold to AT&T Wireless in 2002. Prior to that, Ms. Dobson served in a variety of leadership positions during an almost twenty year career in what became Verizon, including president of the New York Region of Bell Atlantic Mobile, vice president of Bell Atlantic Enterprises Corporation, and president and chief executive officer of Bell Atlantic Business Systems International. Ms. Dobson currently serves on the board of PNM Resources, Inc. (Public Utility of New Mexico), Safeguard Scientifics, Inc., and served as the non-executive chairman of LCC International, Inc. until January of 2010. Ms. Dobson earned her MBA from the University of Pittsburgh and a Bachelor of Science degree from the College of William and Mary.

Ms. Dobson’s executive experience with both regulated and unregulated subsidiaries of a major telecommunications company provides her with a substantive understanding of a variety of issues confronting our business, which includes both regulated and unregulated operations. Specifically, her experience includes management over several initiatives to expand deregulated lines of business, which enables her to assess similar expansion efforts relating to our unregulated businesses. Her involvement in strategic planning and mergers and acquisitions at Bell Atlantic also enables her to provide insights with respect to our acquisition strategy.

Richard R. Grigg Director since 2008 Age 61

Mr. Grigg has been a member of our board of directors since August 2008. Mr. Grigg currently serves as Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group. FirstEnergy is a diversified energy company headquartered in Akron, Ohio. The business unit he leads includes FirstEnergy’s Energy Delivery Group, which includes seven electric utility operating companies in Ohio, Pennsylvania and New Jersey, along with Customer Service and Federal Energy Regulatory Commission Compliance. He first joined FirstEnergy in 2004 as Executive Vice President and Chief

Operating Officer. Prior to joining FirstEnergy, Mr. Grigg had a 34-year career at Wisconsin Energy Corporation, a public holding company, which we refer to as WEC, retiring as President and Chief Executive Officer of its subsidiary, WE Generation. He served in a variety of management positions at other WEC subsidiaries, including Wisconsin Electric Power Company and Wisconsin Gas Company, where he was President and Chief Operating Officer. Mr.Grigg also served as a director of WEC from 1995 to July 31, 2003. Mr. Grigg currently serves on the Board of Trustees of the Akron Children’s Hospital and the Northeast Ohio Council on Higher Education, and is an associate member of The President’s Council, Cleveland, Ohio. Mr. Grigg was President and on the board of the Association of Edison Illuminating Companies and is a member of the American Society of Mechanical Engineers. Mr. Grigg also holds professional engineer licenses in Ohio and Wisconsin.

Mr. Grigg’s long career as a public utility executive, including experience as a senior executive at two large public utilities and his engineering and technical expertise, enables him to provide valuable insights to the board on regulated utility financial structures and regulatory considerations in several states, including Pennsylvania and New Jersey, where we have significant regulated operations.

Julia L. Johnson Director since 2008 Age 47

Ms. Johnson has been a member of our board of directors since August 2008. Ms. Johnson is president of NetCommunications, LLC, a strategy consulting firm specializing in the communications, energy, and information technology public policy arenas. Ms. Johnson served on the Florida Public Service Commission from January 1992 until November 1999, serving as chairwoman from January 1997 to January 1999. Ms. Johnson also serves on the board of directors of Allegheny Energy, Inc., a utility holding company, which, through its subsidiaries, engages in power generation operations, as well as natural gas distribution and transmission, MasTec, Inc., a provider of telecommunications and energy infrastructure construction, and Northwestern Corporation, a provider of electricity and natural gas.

Ms. Johnson’s service on a state public service commission with regulatory oversight over Florida’s electric telecommunications and water and wastewater industries, coupled with her current leadership of a firm specializing in regulatory analysis and legal strategy, enables her to provide a valuable perspective on regulatory and public policy matters affecting our operations.

George MacKenzie Director since 2003 Age 61	Mr. MacKenzie has been a member of our board of directors since August 2003 and Chairman of our board since May 2006. In addition to his role with American Water, Mr. MacKenzie has been a director on the boards of Safeguard Scientifics, Inc. since February 2003, Tractor Supply Co. since May 2007, and C&D Technologies, Inc. since March 1999. He previously served on the boards of Central Vermont Public Service Corp. from May 2001 to May 2006 and traffic.com from December 2005 to March 2007. He also serves on the Board of Trustees of the Medical Center of Delaware and is a member of the Investment Committee at the University of Delaware. Mr. MacKenzie previously served as Vice Chairman of the Board and Chief Financial Officer of Hercules Incorporated, a global manufacturer of chemical specialties, from 1979 to 2001. During his 22-year career with Hercules, he served in a variety of senior management roles including President of the Chemical Specialty Division. From September 2001 to June 2002, Mr. MacKenzie was Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a specialty paper manufacturer.

Mr. MacKenzie’s experience on, and knowledge concerning, public company directorships and his extensive experience provides valuable insights into our corporate governance. Moreover, his lengthy experience in operational and financial management enables him to provide useful insights on executive management considerations. His financial executive experience, coupled with his public accounting background, gives him an intimate knowledge of financial matters.

William J. Marrazzo Director since 2003 Age 60

Mr. Marrazzo has been a member of our board of directors since October 2003. In addition, Mr. Marrazzo has been the Chief Executive Officer and President of WHYY, Inc., a public television and radio company, since 1997. He served as Water Commissioner for the Philadelphia Water Department from 1971 to 1988 and Managing Director for the City of Philadelphia from 1983 to 1984. From 1988 to 1997, Mr. Marrazzo served as Chief Executive Officer of Roy F. Weston, Inc., an environmental and redevelopment firm that was a public company during his tenure. He has also served on the board of Amerigas Partners, L.P. (including on its audit committee) since April 2000 and Woodward & Curran since October 2001.

Mr. Marrazzo’s distinguished public service career, including his responsibilities as Water Commissioner for the Philadelphia Water Department, one of the nation’s largest, which serves the Greater Philadelphia region by providing integrated water, wastewater and stormwater services, coupled with his executive experience at an environmental firm, enables him to assist the board in addressing water system and environmental issues, as well as regulatory and public policy matters. Moreover, his executive experience in both the public and private sector enables him to contribute meaningfully to board consideration of a variety of operational and financial matters.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the election of all director nominees named in this proxy statement.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Other Corporate Governance Documents

Our corporate governance guidelines, including guidelines relating to director qualification standards, director responsibilities, the committees of the Board, director access to management, employees and independent advisors, director compensation and other matters relating to our corporate governance, are available on the Corporate Governance page of our website, which can be accessed by clicking on the Investor Relations link on our homepage, http://www.amwater.com, or can be accessed directly at http://ir.amwater.com/governance.com. Also available on the Corporate Governance page are other corporate governance documents, including our Code of Ethics and the charters of the compensation committee, audit committee, finance committee and nominating/corporate governance committee.

You may also request a copy of these documents in printed form at no cost by writing to Kellye L. Walker, Senior Vice President, General Counsel and Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043, or by telephoning us at 856-346-8200.

Our website is not part of this proxy statement; references to our website address in this proxy statement are intended to be inactive textual references only.

Determination of Independence of Directors

The board of directors is, among other things, responsible for determining whether each of the directors is “independent” within the meaning of New York Stock Exchange, which we refer to as the “NYSE,” listing standards. In addition, the board of directors has adopted the following categorical standards to assist it in making independence determinations. The categorical standards establish thresholds at which such relationships are deemed to be not material. Under these standards a director is not independent if:

•

the director is, or has been within the last three years, an employee of American Water, or an immediate family member of the director is, or has been within the last three years, an executive officer of American Water. (Employment as an interim CEO or other officer will not disqualify a director from being considered independent following that employment);

•

the director or an immediate family member of the director is a current partner of a firm that is our internal or external auditor; the director is a current employee of the firm; an immediate family member of the director is a current employee of the firm and personally works on our audit; or the director or an immediate family member of the director is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•

the director or an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•

the director or an immediate family member of the director received, during any 12 month period within the last three years, more than $120,000 in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) (Compensation received by a director for former service as an interim CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of us (other than an executive officer) need not be considered in determining independence under this standard.);

•

the director is a current employee or holder of more than 10 percent of the equity of another company, or an immediate family member of the director is a current executive officer or holder of more than 10 percent of the equity of another company, that has made payments to, or received payments from, us in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; or

•

the director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or two percent of that charitable organization’s consolidated gross revenues.

For purposes of the categorical standards set forth above, (a) person’s immediate family includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home, and (b) the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

In making its independence determinations, the board of directors considered the following transactions, relationships and arrangements:

American Water’s subsidiaries purchase electricity from, and supply water to, some of FirstEnergy Corp.’s subsidiaries. Mr. Grigg is Executive Vice President of FirstEnergy Corp. and President of FirstEnergy Utilities Group, which includes FirstEnergy Corp’s utility operating companies.

The Company’s board of directors has affirmatively determined that each of Stephen P. Adik, Martha Clark Goss, Julie A. Dobson, Richard R. Grigg, Julia L. Johnson, George MacKenzie and William J. Marrazzo is independent.

Executive Sessions of Independent Directors

The board meets at regularly scheduled executive sessions without members of management present. Mr. MacKenzie, our board chairman, presides over these sessions.

Board Leadership Structure

Our corporate governance guidelines provide that the chairman of the board must be an independent director. We believe that the oversight function of the board of directors is enhanced when an independent director, serving as chairman, is in a position to set the agenda for, and preside over, meetings of our board. We also believe that our leadership structure enhances the active participation of our independent directors.

Board Role in Risk Oversight

The board administers its risk oversight function principally through our finance committee and also through our audit committee and compensation committee. The finance committee oversees our enterprise risk management process. To gain an understanding of the magnitude of risks and to consider approval of risk management policies, the finance committee receives quarterly reports from management regarding our major financial and operational risk exposures and management’s activities to monitor and mitigate these exposures. In addition, our audit committee routinely discusses our policies with respect to risk assessment and risk management. To assist the audit committee in addressing these matters, the finance committee reports to audit committee at least annually regarding finance committee activities regarding enterprise risk management. In this regard, the chairman of the finance committee meets annually with management and the audit committee. The compensation committee also considers risk, in the context of our incentive compensation programs and practices.

The board regularly receives reports with regard to the board committee risk assessments described above.

Committees of the Board of Directors

Our board of directors conducts its business through four standing committees: the audit committee, the compensation committee, the finance committee and the nominating/corporate governance committee. In addition, from time to time, special committees may be established under the direction of our board of directors. All of the current committees of the board are comprised of directors that have been determined by our board of directors to be independent under currently applicable listing standards of the NYSE, and in the case of members of the audit committee, to have satisfied additional independence requirements applicable to audit committee members. Each of the board’s four standing committees operates in accordance with the terms of a written charter, and each committee has the authority to retain outside advisors, including legal counsel or other experts, as it deems appropriate in its sole discretion and to approve the fees and expenses associated with such advisors.

Code of Ethics

Our board of directors adopted a Code of Ethics applicable to our directors, officers and employees, which was amended. Among other things, the Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in periodic reports we are required to file; and to promote compliance with applicable governmental laws, rules and regulations. The Code of Ethics provides for the prompt internal reporting of violations of the Code to an appropriate person identified in the Code and contains provisions regarding accountability for adherence to the Code. The Code of Ethics is available at the web site address listed above, or can be requested, free of charge, by writing to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, New Jersey 08043. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of the Code of Ethics by making disclosures concerning such matters available on the Investors page of our website.

Stockholder Communications to the Board

Stockholders may communicate directly with the board of directors or individual members of the board of directors by submitting written correspondence to American Water Board of Directors, 1025 Laurel Oak Road, Voorhees, New Jersey 08043 or via email: contacttheboard@amwater.com.

BOARD AND COMMITTEE MEMBERSHIP

During 2009, our board of directors held 16 meetings. In addition, there were 12 audit committee meetings, seven compensation committee meetings, seven nominating/corporate governance committee meetings and two finance committee meetings. Some of these meetings were conducted by telephone conference. All of the incumbent directors attended at least 75 percent of the total number of meetings of the board and board committees of which the director was a member during 2009. Messrs. Döss, Pohlig and Zetzsche were members of the board until their resignations from the board on November 16, 2009, following the final disposition by RWE Aqua Holdings GmbH, which we refer to as “RWE”, of its remaining holdings of our common stock.

Although we do not have a formal policy regarding board member attendance at the annual meeting, we do encourage their attendance, and all of the directors attended last year’s annual meeting.

The table below provides membership information for each board committee:

Director	Audit	Compensation	Nominating/ Corporate Governance	Finance
Stephen P. Adik	✓

Martha Clark Goss	Chair	✓		✓

Julie A. Dobson		✓

Richard R. Grigg			✓	Chair

Julia L. Johnson		✓	✓

George MacKenzie	✓	✓	Chair

William J. Marrazzo	✓	Chair		✓

Audit Committee

Our audit committee consists of Ms. Clark Goss (Chair) and Messrs. Adik, MacKenzie and Marrazzo. Our board of directors has determined that each member of the audit committee is an “audit committee financial expert,” within the meaning of SEC regulations. Mr. MacKenzie serves as a member of the audit committee of the board of directors of four publicly traded companies, including our audit committee. The board has determined that such simultaneous service does not impair Mr. MacKenzie’s ability to effectively serve on our audit committee. The audit committee operates under a written charter, which is available at the website address provided above. The audit committee has responsibility for, among other things:

•	appointing the independent registered public accounting firm to audit the consolidated financial statements of American Water and its subsidiaries;

•	reviewing the arrangements for and scope of the audit;

•	reviewing and discussing with management and the independent auditors the results of the audit of the consolidated financial statements;

•	reviewing audit problems and management responses;

•	reviewing adjustments or estimates proposed by the independent auditors;

•	reviewing any significant deficiency or material weakness in the design or operation of internal accounting controls identified by the independent auditors;

•	reviewing all critical accounting policies and practices;

•	reviewing all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management;

•	reviewing other material written communications between the independent auditors and members of management;

•	reviewing and resolving any disagreement between management and the independent auditors regarding financial reporting;

•	reviewing the independent auditors’ report describing internal quality control procedures and material issues raised by the most recent quality control review;

•	reviewing and discussing SEC filings with management and, to the extent that such filings contain financial information, with the independent auditors;

•	discussing earnings press releases, as well as financial information and earnings guidance, if any, provided to analysts and ratings agencies;

•

overseeing policies and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and other controls, auditing matters and suspected infractions of our Code of Ethics;

•	reviewing the reports of any internal auditor with respect to any financial safeguard problem that has not resulted in corrective action; and

•	reviewing with the General Counsel any legal matter that could have a significant impact on the Company’s financial statements.

Compensation Committee

Our compensation committee consists of Messrs. Marrazzo (Chair) and MacKenzie and Mses. Clark Goss, Dobson, and Johnson. The compensation committee operates under a written charter, which is available at the website address provided above. The compensation committee has responsibility for, among other things:

•	establishing and reviewing our overall compensation philosophy;

•	setting compensation for our Chief Executive Officer and our other executive officers;

•	annually reviewing and recommending to the board of directors the form and amount of director and chairman compensation;

•	reviewing and making recommendations to our board of directors, or approving, all awards of stock or stock options pursuant to our equity-based plans; and

•

reviewing and evaluating the short and long-term succession plans relating to the Chief Executive Officer and other executive officer positions and making recommendations to our board of directors with respect to the selection of individuals to occupy these positions.

In addition, the compensation committee annually reviews our short- and long-term incentive plans to ensure that they have the appropriate mix of fixed and at-risk components.

The compensation committee utilizes the services of DolmatConnell & Partners, its independent compensation consultant, referred to below as “DolmatConnell” and Towers Watson & Co., an executive compensation consultant hired by American Water, referred to below as “Towers Watson,” as described in more detail under “Compensation Discussion and Analysis.” Aside from the work it performs for the compensation committee and the board, DolmatConnell does not provide any services to us or our executive officers.

Nominating/Corporate Governance Committee

Our nominating/corporate governance committee consists of Messrs. MacKenzie (Chair) and Grigg and Ms. Johnson. The nominating/corporate governance committee operates under a written charter, which is available at the website address provided above. The nominating/corporate governance committee has responsibility for, among other things:

•	establishing criteria for the selection of new directors to serve on our board of directors;

•	identifying qualified candidates to serve on our board of directors and recommending their election to our board of directors;

•	making recommendations to our board of directors as to whether members of our board of directors should stand for re-election;

•

developing and recommending to our board of directors our corporate governance guidelines, assessing those guidelines annually and making recommendations to our board of directors in light of such assessments as may be appropriate; and

•	reviewing the composition of each committee of the board of directors and recommending appropriate changes to the committees.

We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the board of directors to fulfill its responsibilities. Therefore, the nominating/corporate governance committee considers diversity in identifying nominees for directors. In this regard, the nominating committee views diversity in a broad sense, including on the basis of business experience, public service experience, gender and ethnicity. In addition, our corporate governance guidelines provide that members of the board must be persons of good character and thus must possess all of the following personal characteristics:

•	Integrity: Directors must demonstrate high ethical standards and integrity in their personal and professional dealings.

•	Accountability: Directors must be willing to be accountable for their decisions as directors.

•	Judgment: Directors must possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors must interact with each other in a manner which encourages responsible, open, challenging and informed discussion.

•	High Performance Standards: Directors must have a history of achievement which reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors must be committed to, and enthusiastic about, their performance for American Water as directors, both in absolute terms and relative to their peers.

•	Courage: Directors must possess the courage to express views openly, even in the face of opposition.

Our corporate governance guidelines also state that the board of directors should strive to have members with knowledge, experience and skills in the following core competencies: accounting and finance, business judgment, management, crisis response, industry knowledge, utility regulation, leadership and strategy/vision. In this regard, in evaluating a candidate’s experience and skills, the nominating/corporate governance committee will consider qualities such as an understanding of the water industry, utilities, marketing, finance, utility and environmental regulation and public policy issues. The nominating/corporate governance committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The process followed by the nominating/corporate governance committee to identify and evaluate candidates includes requests to board of directors members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating/corporate governance committee and other members of the board of directors. The nominating/corporate governance committee may engage a third party to assist in the search for director candidates or to assist in gathering information regarding a director candidate’s background and experience. If the nominating/corporate governance committee engages a third party, the nominating/corporate governance committee approves the fee that American Water pays for these services. The nominations of Mr. Adik and Ms. Dobson were initially recommended by a third party search firm retained by the nominating/corporate governance committee.

The nominating/corporate governance committee also will consider qualified director candidate recommendations by stockholders. A stockholder’s recommendation should be sent to: Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. The recommendation must include the following information:

•	the name, age, business address and residence address of the candidate;

•	a resume describing the candidate’s qualifications;

•	other information about the candidate that would be required to be included in a proxy statement under the rules of the SEC;

•	a description of all arrangements or understandings relating to the nomination between or among the stockholder, the candidate and any other person or persons;

•	the signed consent of the candidate to serve as a director if elected;

•	the name and address of the stockholder who is submitting the recommendation; and

•	evidence of the number of shares of American Water’s common stock that the recommending stockholder owns and the length of time the shares have been owned.

The nominating/corporate governance committee may seek additional information regarding the candidate. The committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

Finance Committee

Our finance committee consists of Mr. Grigg (Chair), Ms. Clark Goss and Mr. Marrazzo. The finance committee operates under a written charter, which is available at the website address provided above. The finance committee is responsible for, among other things, monitoring, reviewing and evaluating:

•	our financial forecasts, financial condition and our anticipated financing requirements;

•	our capital structure and proposed short-and long-term changes in our capital structure, including changes resulting from new issuances, purchases or redemptions of debt and equity securities;

•	our capital expenditure plan and strategies;

•	our dividend payment policy and any proposed changes;

•	the investment performance of the assets held under our employee benefits plans, and the investment guidelines of the Retirement Plan Committee;

•	our plans and strategies relating to the divestiture or disposition of assets;

•	our cash management plans and strategies; and

•	our growth opportunities, including acquisitions and business development proposals.

In addition, the finance committee oversees our enterprise risk management process and approves our debt issuances within limits authorized by the board in our business plan.

DIRECTOR COMPENSATION

The following table provides information regarding compensation for our non-employee directors. The table does not include amounts paid for reimbursement of travel expenses related to attending board and board committee meetings, and does not include compensation paid to Donald L. Correll, our President and Chief Executive Officer. See “Executive Compensation” for information relating to Mr. Correll’s compensation.

2009 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Total ($)
Stephen P. Adik	$38,565		$44,239	$82,804
Julia A. Dobson	$37,815		$44,239	$82,054
Martha Clark Goss	$99,250		$49,992	$149,242
Richard R. Grigg	$75,833	(4)	$49,992	$125,825
Julia L. Johnson	$74,750	(5)	$49,992	$124,742
George MacKenzie	$158,916	(6)	$84,996	$243,912
William J. Marrazzo	$92,333		$49,992	$142,325
Dr. Manfred Döss(3)	$—		$—	$—
Dr. Rolf Pohlig(3)	$—		$—	$—
Andreas G. Zetzsche(3)	$—		$—	$—

(1)	The amounts shown in this column reflect the grant date fair value of restricted stock unit awards granted to the directors as part of their annual retainer. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”, which we refer to as “FASB ASC Topic 718”. The awards to Mr. Adik and Ms. Dobson were prorated to reflect the portion of the year that they served as directors. See Note 9-Stockholders’ Equity in the notes to American Water’s audited consolidated financial statements included in American Water’s Annual Report on Form 10-K for the year ended December 31, 2009 for the assumptions used in determining grant date fair value. We provided only one stock award to each director in 2009. The grant date fair value of the awards is set forth in the table.

(2)	The following table shows the aggregate number of stock options and restricted stock units held by each non-employee director as of December 31, 2009:

Name	Shares Underlying Stock Options (#)	Restricted Stock Units (#)
Mr. Adik	—	2,381
Ms. Dobson	—	2,381
Ms. Goss	5,660	3,439
Mr. Grigg	1,981	2,951
Ms. Johnson	2,778	3,041
Mr. MacKenzie	9,906	5,884
Mr. Marrazzo	5,660	3,439
Dr. Döss(3)	—	—
Dr. Pohlig(3)	—	—
Mr. Zetzsche(3)	—	—

We did not grant stock options to non-employee directors in 2009.

(3)	Messrs. Döss, Pohlig and Zetzsche did not receive director compensation, or equity awards, because they were employees of RWE, which owned a majority of our outstanding common stock until June, 2009.

(4)	Mr. Grigg elected to defer all of this amount under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(5)	Ms. Johnson elected to defer all of this amount under our Nonqualified Deferred Compensation Plan for Non-Employee Directors.

(6)	This amount includes an additional fee of $20,500 paid to Mr. MacKenzie for his services as a member of the board of directors and chair of the audit committee of Pennsylvania American Water Company, a wholly owned subsidiary of the Company.

Our non-employee directors receive an annual cash retainer of $40,000, which is payable in quarterly installments of $10,000, plus a fee of $2,000 for each board of directors meeting attended, and $1,000 for each telephonic board meeting attended. The Chairman of the board of directors receives an additional annual cash retainer of $35,000, the Chair of the audit committee receives an additional annual cash retainer of $10,000, and the Chairs of the compensation committee, finance committee and nominating/corporate governance committee each receive an additional annual cash retainer of $5,000. Members of the committees of the board of directors received a fee of $1,500 for each meeting attended of the applicable committee, and $750 for each telephonic committee meeting. In addition, our non-employee directors receive annual stock compensation of $50,000 in restricted stock units, and the Chairman of the Board receives an additional $35,000 in restricted stock units. The actual number of stock units granted is based on the closing price of our common stock on the date of grant, as reported on the NYSE Composite Tape. A director is required to hold shares equaling four times their annual cash retainer, by the later of February 2015, or the fifth anniversary of the commencement of service as a Director. The non-employee directors are reimbursed for expenses incurred in attending board and committee meetings.

The Company established the Nonqualified Deferred Compensation Plan for Non-Employee Directors under which directors may defer up to 100 percent of their annual retainer and meeting fees on a tax-deferred basis. Directors may elect to receive their deferrals upon (i) separation from service, (ii) a specified date, (iii) the earlier of separation from service or a specified date or (iv) the later of separation from service or a specified date or, if earlier, a change in control, and may elect to receive their deferrals in the form of a lump sum or annual installments paid over a period of between two and 10 years. Amounts will be paid earlier upon the death of a director. Directors are immediately vested in their contributions to the plan. Accounts of directors are credited with returns in accordance with the deemed investment options elected by the director.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 26, 2010, unless otherwise indicated, by each of our directors, each of our executive officers named in the 2009 Summary Compensation Table and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting or investment power, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of March 26, 2010. Except as otherwise indicated, each person listed below, either alone or together with members of the person’s family sharing the same household, has sole voting and investment power with respect to the common stock beneficially owned by that person.

Name	Shares of Common Stock(1)	Options(2)	Total Beneficial Ownership	Percentage of Beneficial Ownership(6)
Directors
Stephen P. Adik	11,000	0	11,000	*
Julie A. Dobson	0	0	0	*
Martha Clark Goss	2,000	0	2,000	*
Richard R. Grigg	2,720	0	2,720	*
Julia L. Johnson	0	0	0	*
George MacKenzie	1,100	0	1,100	*
William J. Marrazzo	0	0	0	*
Executive Officers
David Baker	1,344	6,554	7,898	*
John R. Bigelow	1,000	0	1,000	*
Sean G. Burke	2,780	0	2,780	*
Mark Chesla	1,554	8,470	10,024	*
Donald L. Correll	28,385	0	28,385	*
James M. Kalinovich	3,231	9,401	12,632	*
Walter J. Lynch	6,229	40,357	46,586	*
Laura L. Monica	9,753	25,653	35,406	*
Kathy L. Pape	6,965	16,760	23,725	*
George W. Patrick(3)	25,540	25,697	51,237
William D. Patterson	0	7,242	7,242	*
Nick O. Rowe	2,758	12,099	14,857	*
Mark Strauss	4,967	20,344	25,311	*
Kellye L. Walker	0	0	0	*
Ellen C. Wolf	15,306	87,054	102,360	*
John S. Young	21,457	69,303	90,760	*
All Directors and Executive Officers as a Group (23 Persons)(4)	122,549	303,237	425,786	*

5% Stockholder(s)
J. P. Morgan Chase & Co.(5)	10,304,762			5.9%

270 Park Avenue

New York, NY 10017

*	Less than 1%

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through the exercise of stock options.

(2)	Represents shares which may be acquired through exercise of stock options within 60 days of March 26, 2010.

(3)	Information with respect to Mr. Patrick’s beneficial ownership is as of February 26, 2010.

(4)	Does not include shares held by Mr. Patrick, who is retired.

(5)	J. P. Morgan Chase & Co. is the beneficial owner of 10,304,762 shares of our common stock on behalf of other persons, none of whom have an interest in more than 5 percent of our common stock. Of the shares listed in the table, J. P. Morgan Chase & Co. has sole voting power as to 7,915,150 shares, shared voting power over 552,842 shares, sole dispositive power over 9,929,618 shares, and shared desparative power over 367,989 shares. J. P. Morgan Chase & Co. disclaims beneficial ownership of these shares. The information in this footnote is derived from the Schedule 13G filed by J. P. Morgan Chase & Co. on its own behalf and on behalf of its wholly owned subsidiaries, J.P. Morgan Chase Bank, National Association, J. P. Morgan Investment Management, Inc., J. P. Morgan Investment Advisors, Inc., J. P. Morgan Trust Company of Delaware and J. P. Morgan Asset Management (UK) Ltd., with the SEC on January 28, 2010.

(6)	These percentages have been calculated on the basis of 174,693,101 shares issued and outstanding as of March 26, 2010. In accordance with SEC regulations, shares of our common stock issuable upon the exercise of stock options exercisable currently or within 60 days of March 26, 2010 are deemed outstanding and beneficially owned by the person holding the stock options for purposes of computing the person’s percentage ownership, but are not deemed outstanding for the purposes of computing the beneficial ownership of any other person.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. To our knowledge, based upon a review of the copies of such reports furnished to us and other information provided by our directors and executive officers, these filing requirements were satisfied in 2009.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the five executive officers listed in the 2009 Summary Compensation Table that follows this discussion, whom we refer to as our named executive officers or “NEOs”.

The NEOs who appear in the 2009 Summary Compensation Table are:

•	Donald L. Correll, President and Chief Executive Officer

•	Ellen C. Wolf, Senior Vice President and Chief Financial Officer

•	Walter J. Lynch, President and Chief Operating Officer, Regulated Operations

•	John S. Young, Chief Water Technology Officer, President, American Water Services and President, American Water Works Service Company

•	George W. Patrick, Senior Vice President, General Counsel and Secretary (Retired in January 2010)

Prior to our initial public offering in April 2008, American Water was wholly owned and controlled by RWE, which continued to own a majority of our shares until the completion of a subsequent public offering in June 2009. The reduction in RWE’s ownership of our stock is reflected in the transition of the decision making process relating to compensation of our executive officers. While RWE assumed primary authority for determining our compensation strategy prior to 2008, RWE, our board of directors and the compensation committee of our board of directors approved 2008 compensation for our NEOs. In November 2009, RWE completed its divestiture of all of its remaining America Water stock and all three of our directors affiliated with RWE submitted their resignations from our board of directors.

In 2009, the compensation committee, which is comprised solely of independent members of the board, assumed responsibility for formulating compensation policies and recommending to the board of directors approval of short-term and long-term incentive awards and other compensation for our executive officers. In this regard, Dr. Rolf Pohlig, who was one of our directors affiliated with RWE, relinquished his seat on the compensation committee in March 2009. Prior to his departure from the compensation committee, Dr. Pohlig participated in compensation committee determinations in 2009 relating to, among other things, recommending to the board of directors the structure of, and award opportunities under, both our annual incentive plan or “AIP” and long-term incentive plan or “LTIP”.

The compensation committee reviewed all compensation paid to our executive officers and approved the equity awards to our executive officers, including Mr. Correll, our CEO. The board approved the non-equity compensation awards to our executive officers, based on recommendations by the compensation committee. The independent members of the board of directors approved Mr. Correll’s non-equity compensation, also based on the recommendation of the compensation committee.

The compensation committee considered Mr. Correll’s assessment of the performance of the other executive officers and his compensation recommendations. The compensation committee, with Mr. Correll’s participation, discussed the performance of each executive officer, including how Mr. Correll’s recommendations compared to compensation levels paid to executives in similar roles at other similarly situated companies, or our “peer group,” and to the compensation levels of our other executive officers. The compensation committee then approved or modified Mr. Correll’s recommendations. Mr. Correll did not participate in the compensation committee’s decision-making regarding his own compensation and was excused from those portions of the meetings during which his compensation was discussed.

Currently, the Company engages Towers Watson as its executive compensation consultant. In this capacity, Towers Watson advises management and the compensation committee on trends and issues in compensation and provides advice and recommendations related to proposed compensation and the design of compensation programs. In addition, as part of the transition described above, in 2008 the compensation committee retained DolmatConnell, an independent compensation consultant, to provide advice relating to director compensation. During 2009, the scope of DolmatConnell’s consulting services with respect to executive compensation was expanded and DolmatConnell also advised the compensation committee with respect to compensation, of certain of the NEOs and issues relating to our AIP and LTIP, which are described below.

2009 COMPENSATION

Elements of Compensation

Our compensation program includes the following key elements:

•

Base Salary—Provides the fixed portion of an executive officer’s annual compensation and is intended to provide competitive market value for the skills and experience of the individual, as well as the responsibilities of his or her position.

•

Annual Incentive Awards—Provides the variable portion of an executive officer’s annual compensation and is intended as a direct reflection of Company and individual performance over a twelve-month period.

•

Long-Term Equity Incentives (Stock Options, Restricted Stock Units and Performance Stock Units)— Encourages retention and rewards performance over a multi-year period with vesting conditioned upon stockholder value appreciation, achievement of strategic objectives or operational performance.

•

Other Benefits (Employee retirement/health and welfare benefit plans and executive severance policy) —Designed to provide competitive levels of medical, retirement and income protection, such as life and disability insurance coverage, and severance benefits if an executive officer’s employment is terminated under various circumstances other than for cause.

Determination of Competitive Compensation

The compensation committee reviews the compensation of 17 of our executive officers for market competitiveness by comparing our compensation levels to the amounts paid to executives in similar roles in our peer group, a process called “benchmarking”, and internal equity.

For purposes of reviewing compensation for our executive officers for 2009, the compensation committee considered peer group information prepared by Towers Watson, which comprised approximately 90 companies in the utility/energy business and 200 companies in a general industry group. This information was then weighted 60 percent for the utility industry group and 40 percent for the core industry group. The committee also considered data prepared by DolmatConnell, which was a separate peer group comprised of 16 companies. The peer group developed by DolmatConnell was also used as a tool for determining director compensation. The basic approach of the compensation committee is to consider multiple peer groups using different analytic tools and, based on such information, as well as the experience of the members of the compensation committee and their knowledge of the Company, seek to have the total direct compensation of our senior executives be market competitive and, as among such senior executives, demonstrate internal equity, recognizing that a limited number of the senior executives may have total direct compensation that is above or below the competitive range for reasons that relate to specific factors that are understood and taken into consideration by the compensation committee.

Base Salaries

For 2009, the compensation committee elected not to provide annual salary increases to our executive officers, including our NEOs, primarily because of the uncertainty related to the ongoing challenges in the U.S. economy. However, based on the market data comparisons of our peer groups, the target level percentages (expressed as a percentage of an executive officer’s base salary) for the “at risk” components of executive officer compensation (the AIP and LTIP) were increased for certain NEOs to maintain market competitiveness.

Annual Incentive Plan

The AIP is designed to challenge and motivate eligible participants, including our NEOs, to perform at their highest level and to promote the achievement of annual business objectives. The AIP provides individuals with an annual opportunity to earn cash award payouts that are tied to measurable contributions by participants. Target award opportunities for participants are expressed as a percentage of base salary, and the actual payout may be lower or higher than the target award opportunity depending on corporate, organizational group and individual performance against specific goals. Corporate and individual performance are each determined by reference to predetermined performance goals. The AIP is distributed to participants as a cash award in March following the performance year. The 2009 AIP awards were determined by (i) establishing an initial, company-wide award pool based on overall corporate performance, (ii) allocating overall corporate funding to organizational groups/functional areas and adjusting specific organizational group/functional area funding to reflect company-wide and, in some cases, organizational group/functional area performance and (iii) determining individual AIP awards based on individual performance and available funding for the participant’s organizational group/functional area. The funding for the award pool was directly tied to Company performance and was equal to the target amount of the initial award pool multiplied by a percentage amount we call the Corporate Multiplier.

The Corporate Multiplier represents the sum of eight percentage amounts, each determined based upon our level of achievement against a specified objective performance measure. Of the eight performance measures used to determine the Corporate Multiplier, three were financial measures (70 percent of target Corporate Multiplier) and five were non-financial measures (30 percent of target Corporate Multiplier), each of which is described in detail below. If target performance were achieved with respect to each measure, the Corporate Multiplier would equal 100 percent. The Corporate Multiplier could range from 0 percent to 146.25 percent, depending upon how well we performed against the financial and non-financial measures. However, if our 2009 Diluted Earnings Per Share or “EPS” fell below 90.9 percent of target, the Corporate Multiplier would have been reduced to zero, regardless of our performance with respect to the other financial and non-financial measures, and no award payouts would be made. The financial measures were subject to adjustment to take into account events deemed beyond the control of participants, including but not limited to severe weather conditions that significantly affect financial results (i.e., hurricanes), impairment charges, dissolution or acquisition of businesses, or costs related to public offerings. The actual percentage included in the Corporate Multiplier with respect to each performance measure is set forth in the table below under the caption “Determination of Corporate Multiplier.”

For 2009, the initial award pool was based on overall corporate performance and was allocated to each of the following four organizational groups: executive (which consisted of nine senior executives including all of the NEOs), regulated operations, non-regulated operations and service company. The amount of the overall corporate pool allocated to the executive group was based on the application of the Corporate Multiplier to the aggregate target bonus amounts for the executives in the group. The amount of the overall corporate pool allocated to the other corporate groups was based on senior management’s judgment regarding the performance of the organizational groups/functional areas. Within each of these other three groups, the amounts were further allocated based on functional area within a group (e.g., different amounts of the target were allocated to different states or regions of the regulated business based on performance against the business plan).

The actual AIP target award was based on the individual’s role or position with the Company and was expressed as a percentage of each individual’s base salary. An individual’s actual award may have been higher or lower than target depending on whether individual and Company performance goals were met, and the organizational group’s/functional area’s results.

The individual performance factor represented how well the annual individual performance goals were achieved. The AIP award payouts ranged from zero to a maximum of two times the participant’s target award.

The table following the discussion of each measure below indicates the minimum performance threshold requirement, the performance required for achievement of the target, and the performance required to achieve the maximum contribution to the Corporate Multiplier for that measure. The table also shows the percentage that would be included in the Corporate Multiplier for such threshold, target and maximum performance. See the table below under “Determination of Corporate Multiplier” for information about the actual percentage amount included in the Corporate Multiplier with respect to each performance measure.

Financial Performance Measures (70 percent of target Corporate Multiplier)

EPS (35 percent of target Corporate Multiplier)

We view this as a very important measure for creating value for our stockholders and, therefore, our customers. For a large, well established public utility such as American Water, EPS is a key metric affecting our stock price. In addition, increasing EPS enhances our capacity to raise the financing necessary to make prudent capital improvements in our water and wastewater systems. In determining our EPS result, we made an adjustment to eliminate the effect of a pre-tax $450 million goodwill impairment charge that we recorded in the first quarter of 2009. As we previously disclosed in our public filings, we took this charge, in accordance with applicable accounting standards, following an interim impairment test that we conducted largely because (a) our calculated market capitalization at March 31, 2009 was $1.186 billion below the aggregated carrying value of our reporting units, (b) there was a high degree of volatility in the market price for our common stock during the first quarter of 2009 and (c) the market price for our common stock was below historical averages for a sustained period and was 10 percent below the market price at the time of our 2008 annual impairment test. The impairment charge did not affect our cash balances, liquidity or operating cash flows. We believe that the market factors leading to our determination to record the impairment charge principally reflected systemic difficulties affecting the capital markets generally, rather than our specific performance. Therefore, we do not believe that the impairment charge should be reflected in the EPS calculation under the AIP. The target EPS for 2009 assumed a specified impact from certain pension benefit costs, and accordingly the target EPS was adjusted downward to reflect such costs. When reviewing the actual financial results for 2009, and the actual net impact of such pension benefit costs, the compensation committee recommended, and the board approved, a downward adjustment in the amount of EPS used for purposes of calculating the Corporate Multiplier for the 2009 AIP.

As noted above, no funding of the AIP would have occurred if EPS had been below 90.9 percent of target.

Threshold (17.5% to be Included in Corporate Multiplier)	Target (35% to be Included in Corporate Multiplier)	Maximum (52.5% to be Included in Corporate Multiplier)
$1.10	$1.21	$1.39

Operating Cash Flow (24.5 percent of target Corporate Multiplier)

Operating cash flow refers to net cash provided by operations, calculated in accordance with generally accepted accounting principles. We added operating cash flow as a performance measure because it is an important indicator of our ability to fund our capital requirements, pay dividends and service our indebtedness.

Threshold (12.25% to be Included in Corporate Multiplier)	Target (24.5% to be Included in Corporate Multiplier)	Maximum (36.75% to be Included in Corporate Multiplier)
$541.9 million	$596.1 million	$685.5 million

Revenue Growth (10.5 percent of target Corporate Multiplier)

We added revenue growth as a performance measure because it provides a good indication of our success in business development activities and pursuing rate cases, which are key determinants of the growth of our business.

Threshold (5.25% to be Included in Corporate Multiplier)	Target (10.5% to be Included in Corporate Multiplier)	Maximum (15.75% to be Included in Corporate Multiplier)
$278.4 million	$306.2 million	$352.1 million

Non-Financial Performance Measures (30 percent of target Corporate Multiplier)

Environmental Compliance (7.5 percent of target Corporate Multiplier)

This measure is based on the number of Notices of Violations, or “NOVs,” that we have received or for which we are responsible. An NOV is a formal notification from a governmental agency, local health department or other regulatory agency that a water or wastewater system exceeded an acceptable limit (for example, a drinking water standard or air permit limit), failed to perform required monitoring or failed to meet another Federal, state or local requirement. The NOVs for our non-regulated business, where we operate but do not own the water or wastewater systems, are considered our responsibility unless it can be shown that (1) the NOV was outside the scope of the contract and (2) we formally notified the owner of the system in writing of the need for changes and/or improvements in order to maintain compliance, but the owner did not approve the changes and/or improvements. For 2009, we continued to use the NOV target of 21, which was established based upon market data and our goal of leading the water industry in environmental compliance. We use this measure because we are committed to protecting the environment and to maintaining our consistent history of materially complying with, and in many cases surpassing, minimum standards required by applicable laws and regulations. We use aggressive NOV targets as part of a comprehensive plan to improve performance in this area.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
30 NOVs	21 NOVs	11 NOVs

Safety Performance (7.5 percent of target Corporate Multiplier)

Safety performance is determined by reference to the total Occupational Safety and Health Administration Recordable Incident Rate or “ORIR” for American Water. ORIR is a measure of injuries and illnesses requiring treatment beyond first aid for every 200,000 hours worked. For 2009, the target ORIR was set at 5.5, which is 5 percent below the Bureau of Labor Statistics Water Utility Average ORIR of 5.8. The benefits of improved safety are tangible, from the standpoint of the welfare of our employees and increased efficiency due to fewer lost workdays.

Threshold (3.75% to be Included in Corporate Multiplier)	Target (7.5% to be Included in Corporate Multiplier)	Maximum (11.25% to be Included in Corporate Multiplier)
6.5 ORIR	5.5 ORIR	4.5 ORIR

Service Quality (3.75 percent of target Corporate Multiplier)

This measure is designed to address overall service quality provided to our customers and is measured by the Service Quality Survey or “SQS” which is conducted throughout the year for customers having had recent contact with one of our customer service or field service representatives, containing the following question, “Overall, how satisfied were you with the outcome of your service contact?” The question contains a five-point response scale: Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied, and Very Dissatisfied. The target for 2009 is 85 percent of survey responses in the top two categories, which is two percent higher than the 2008 target. Comparable industry averages are not available for this service level measure; however, advice from our professional market survey firm indicates that responses in the top two categories (extremely and very satisfied) is indicative of satisfaction levels associated with brand/product/service loyalty and advocacy and 85 percent or higher would be considered “aggressive.

Threshold (1.875% to be Included in Corporate Multiplier)	Target (3.75% to be Included in Corporate Multiplier)	Maximum (5.625% to be Included in Corporate Multiplier)
80% of surveyed customers	85% of surveyed customers	90% of surveyed customers

Customer Satisfaction (3.75 percent of target Corporate Multiplier)

This measure is designed to address overall customer satisfaction through an annual survey containing the following question, “Overall, how satisfied have you been with American Water in general during the past twelve months?” The question has a five-point response scale: Extremely Satisfied, Very Satisfied, Somewhat Satisfied, Somewhat Dissatisfied and Very Dissatisfied. Response percentages in the top three categories are indicative of overall customer satisfaction levels and a 90 percent target has been set. Comparable water industry averages are not available for this service level measure. However, our 2008 survey contained a question aimed at permitting us to gauge comparable customer satisfaction levels with other utilities, such as gas or electric utilities. The results differed from state to state, but overall our customers responded with an 89 percent satisfaction level for their gas or electric utilities. In addition, the quality of our service and issues raised by customers is a principal focus of state public utility commissions in evaluating a rate case.

Threshold (1.875% to be Included in Corporate Multiplier)	Target (3.75% to be Included in Corporate Multiplier)	Maximum (5.625% to be Included in Corporate Multiplier)
85% of surveyed customers	90% of surveyed customers	95% of surveyed customers

Business Transformation Deliverables (4.5 percent of target Corporate Multiplier)

Our business transformation program is an enterprise-wide project designed to improve our key business processes and business information, and update the systems that support them. These actions are intended to improve our productivity and enhance our ability to deliver consistently high-quality water and wastewater service to our customers. We designed the program to achieve the following results:

1.	Improve our processes: Improve or redesign the key business processes we use to operate our business and serve customers to improve operating efficiencies and customer service.

2.	Review and refine our data: Improve how we capture and maintain our critical business information so it is consistent and can be shared and used easily throughout American Water.

3.	Upgrade our technology: Simplify, consolidate and upgrade our computer applications, as well as enhance the technology that supports them, so we have the appropriate infrastructure to support our business and customers.

For 2009, the program’s principal objectives focused on two areas:

•	Future business processes and requirements that are approved by our Business Transformation Advisory Councils and Business Transformation Steering Committee, and

•

Selection of software that would support our future business requirements and processes, and are endorsed by our Business Transformation Advisory Councils and Business Transformation Steering Committee.

There are six Business Transformation Advisory Councils, which are defined by the following process areas:

•	Record to Report (Finance)

•	Recruit to Retire (Human Resources)

•	Purchase to Pay (Procurement and Inventory Management)

•	Order to Cash (Billing and Receivables)

•	Request to Completion (Customer Inquiries and Service Execution)

•	Plan to Build and Maintain (Asset Management)

A written approval with regard to each of the 2009 objectives must be provided by each process area’s Advisory Council. Advisory Council members include state presidents, vice presidents, directors and subject matter experts. A process leader chairs each Advisory Council and is responsible for managing the Business Transformation effort as it relates to his or her process area.

In addition, approval must be provided by the Business Transformation Steering Committee. The committee is comprised of Walter Lynch, President and Chief Operating Officer, Regulated Operations; John Young, Chief Water Technology Officer and President, American Water Services Company; Ellen Wolf, Senior Vice President and Chief Financial Officer; Laura Monica, Senior Vice President Corporate Communications and External Affairs; and Sean Burke, Senior Vice President Human Resources.

If the two 2009 objectives are met, the 4.5 target percentage would be included in the Corporate Multiplier. Otherwise, no addition to the Corporate Multiplier would be made with regard to this measure.

Diversity (3.0 percent of target Corporate Multiplier)

This measure involves achievement of three specific goals:

•	Complete diversity awareness training for specified management level employees;

•	At least one-quarter of the selection pool for positions at a specified organizational level will be diversity candidates; and

•	At least one-half of strategic sourcing events will include a pre-qualified diverse supplier/contractor.

We are using this measure because we see diversity as a vital element in creating an environment where differences are accepted and are important to our success. We value and promote diversity in our workforce and aim to align our labor force with the customers we serve through the people we employ, wherever possible. If all three goals are met, the 3.0 target percentage would be included in the Corporate Multiplier. Otherwise, no addition to the Corporate Multiplier would be made with regard to this measure.

Determination of Corporate Multiplier

Based upon our performance with regard to the financial and non-financial performance measures and adjustments described above recommended by the compensation committee, the board approved the Corporate Multiplier of 93.21 percent. The Corporate Multiplier was determined as follows:

Performance Measure	Percentage Amount at Target for Inclusion in the Corporate Multiplier	Target	Actual Performance	Percentage Amount Included in Calculation of Corporate Multiplier Based on Actual Performance
EPS(1)	35.0%	$1.21	$1.20	33.46%
Operating Cash Flows	24.5%	$596.1 million	$596.2 million	24.50%
Revenue Growth	10.5%	$306.2 million	$103.8 million	0.00%
Environmental Compliance	7.5%	21 NOVs	18 NOVs	8.62%
Safety Performance	7.5%	5.5 ORIR	4.3 ORIR	11.25%
Service Quality	3.75%	85% of Surveyed Customers	87% of Surveyed Customers	4.50%
Customer Satisfaction	3.75%	90% of Surveyed Customers	89% of Surveyed Customers	3.38%
Business Transformation Deliverables	4.5%	Specified Approvals	Approvals obtained	4.50%
Diversity	3.0%	Specified Goals	Goals met	3.00%

			TOTAL	93.21%

(1)	As adjusted for the 2009 goodwill impairment charge and certain pension benefit costs described above.

Allocation of Overall Funding to Corporate Groups

With respect to our executive group (which consisted of nine senior executives including all of the NEOs), the aggregate amount of the overall corporate funding award pool available to pay AIP Awards was approximately $1.78 million, which is equal to the application of the Corporate Multiplier to the aggregate target bonus award amounts for the individuals in the group for 2009. The balance of the actual bonus pool for 2009 was allocated to our other organizational groups at senior management’s discretion to reflect specific organizational group area results. Within the other three groups, the amounts were further allocated by senior management based on the performance of a functional area within a group.

Determination of Individual AIP Awards for NEOs

The actual awards paid to each NEO, other than Mr. Correll, were recommended by Mr. Correll and, after review and adjustment, approved by the compensation committee and the board, based on the corporate funding pool available and each NEO’s achievement against individual performance goals that we established at the beginning of 2009. The compensation committee recommended to the board the actual award to be paid to Mr. Correll, based on its assessment of his performance with respect to each of his individual performance goals.

The individual performance goals for each NEO were grouped into several performance categories. Within each category were a number of individual goals. The performance categories and payouts for each of the NEOs are provided below:

Mr. Correll:

•	Performance—principally the achievement of Corporate Multiplier targets

•	Divestiture—RWE’s divestiture of our common stock and certain corporate governance objectives

•	External Environment—establishment and maintenance of relationships with key government entities and business groups

•	Strategic Planning/Forward Thinking—implementation of programs enhancing our competitiveness

Performance Category	Performance Category as a Percentage of Target Award	Percentage of Category Target Earned	Percentage of Target Award Earned
Performance	45%	90%	40.5%
Divestiture	20%	110%	22.0%
Regulatory/Customer/Business Development Focus	20%	120%	24.0%
Strategic Planning/Forward Thinking	15%	90%	13.5%

		TOTAL	100.0%

2009 TARGET AWARD	$529,200

2009 ACTUAL AWARD (After application of the Corporate Multiplier and based on achievement against individual performance goals)	$493,267

Ms. Wolf:

•	Financial—financing and other goals consistent with our business plan

•	Operations/Customer—financial staff matters and implementation of an enterprise risk management system

•	Organizational Restructuring—reorganization of the finance department and refinement of internal controls

•	Communication—presenting at various functions, meeting with key stockholders, and educating personnel on specified matters

2009 TARGET AWARD	$264,000

2009 ACTUAL AWARD (After application of the Corporate Multiplier and based on achievement against individual performance goals)	$258,378

Mr. Lynch

•	Financial—regulated operations’ achievement of several financial targets and completion of a capital program that meets specifications

•	Customer Service/Satisfaction—customer service and brand recognition goals and achievement of growth targets for our regulated operations

•	Process Improvement/Business Transformation—enhancing business and financial controls and approval of business transformation program initiatives

•	People Development—leadership development and diversity targets for our regulated operations

•	Health/Safety—achievement of the ORIR target

•	Environmental—achievement of the NOV target and regulatory compliance

2009 TARGET AWARD	$270,000

2009 ACTUAL AWARD (After application of the Corporate Multiplier and based on achievement against individual performance goals)	$289,417

Mr. Young:

•	Financial—achievement of financial and regulatory filing targets and completion of a capital program that meets specifications

•	Customer—achievement of several communications initiatives and the NOV target and implementation of our growth strategy

•	Business Transformation—lead the business transformation initiative and achievement of budget and performance targets

•	Employee—diversity and corporate responsibility targets, leadership development and achievement of the ORIR target

2009 TARGET AWARD	$213,500

2009 ACTUAL AWARD (After application of the Corporate Multiplier and based on achievement against individual performance goals)	$175,123

Mr. Patrick:

•	Financial—support of subsidiary debt financings and attainment of prescribed cost reduction.

•	Customer Service/Satisfaction—supporting the RWE divestiture and our equity issuances and provision of timely legal advice.

•	Process Improvement/ Business Transformation—support for several specific projects and continued functioning of existing processes.

•	People Development—enhancement of in-house lawyer capabilities.

2009 TARGET AWARD	$139,500

2009 ACTUAL AWARD (After application of the Corporate Multiplier and based on achievement against individual performance goals)	$130,028

We have set forth the amounts paid to our NEOs under the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table that appears below.

Long-Term Incentive Plan

Our LTIP for 2009 included stock option grants and performance stock units, or “PSUs.” As described in more detail below, the PSUs are awarded contingently, and the extent to which they are earned and the underlying shares of our common stock are distributed, will be determined based on the market performance, over a three year period, of American Water common stock as compared to a peer group comprised of the other 73 companies in the Dow Jones U.S. Utilities Index or “Comparator Group”, as described below.

Given the objective of the compensation committee to have total direct compensation be market competitive and given its desire to take a conservative approach when establishing cash compensation, the compensation committee seeks to utilize the targeted LTIP awards as the mechanism to achieve its overall compensation goals.

Based on this methodology, we determined the total dollar value of the long-term incentive to NEOs, provided target award conditions are satisfied, as follows:

Name	LTI as Percentage of Salary	Value of LTI
Donald L. Correll	180%	$1,058,400
Ellen C. Wolf	120%	$576,000
Walter Lynch	115%	$517,500
John S. Young	75%	$320,250
George W. Patrick	75%	$232,500

We applied 50 percent of a NEO’s long-term incentive to stock options and 50 percent to PSUs, based on peer group market comparisons. We have bifurcated long-term compensation in this manner because we believe it provides a good balance between two related but discrete goals. Stock options are designed to align the executive officer’s interests with stockholder interests, since the intrinsic value of stock options is a function of the appreciation of our stock price. As explained in more detail below, the PSUs are designed to encourage performance that not only increases stockholder value, but increases it to an extent that compares favorably relative to the Comparator Group.

In determining the number of shares underlying stock option grants, our finance department, using a Black-Scholes methodology, valued the stock options at $3.9556 per share. Based on this valuation, the number of shares underlying stock options was calculated as follows:

Name	LTI Allocated To Stock Options	Number of Shares Underlying Stock Options
Donald L. Correll	$529,200	133,785
Ellen C. Wolf	$288,000	72,808
Walter Lynch	$258,750	65,414
John S. Young	$160,125	40,481
George W. Patrick	$116,250	29,389

With respect to the PSUs, the value was computed by analyzing the Comparator Group and considering stock beta and volatility on the measurement date. The stock returns were then simulated over the three-year performance period for American Water and the Comparator Group, considering both stock return volatility and the correlation of returns. The simulated results were then used to estimate the payout percentage based on the performance/payout relationship established by the conditions of the award. The valuation approach considered the conditional probabilities associated with the combined effect of an increased stock price at payout and the number of shares expected to be paid out at that time.

The actual number of PSUs earned, which will determine the number of American Water shares of common stock to be distributed to the NEO, will be based on the comparative American Water total stockholder return or “TSR”, relative to the total stockholder return performance of the 73 companies in the Comparator Group. In each case determinations are subject to a dividend adjustment factor, during the three-year performance period from January 1, 2009 through December 31, 2011. Specifically, we will compare (i) the percentage increase in the average daily closing stock price for our common stock for the 15 trading days before and after the end of the performance period, assuming reinvestment of dividends during the performance period, over the average daily closing stock of our common stock for the 15 days before and after the beginning of the performance period to (ii) the percentage increase over the same periods in the average closing price of each of the 73 companies in the Comparator Group, in each case assuming reinvestment of dividends during the performance period.

The number of PSUs granted was equivalent to the number of shares that would be earned if the TSR target was met. As set forth below, the TSR target will be met if our TSR over the three-year performance period exceeds the TSR of 65 percent of the 73 companies in the Comparator Group.

In determining the number of shares underlying the PSUs granted to each of our NEOs, Towers Watson, using a Monte Carlo model, valued the PSUs at $22.08 per unit. Based on this valuation, the number of PSUs was calculated as follows:

Name	LTI Allocated to PSUs	Number of PSUs
Donald L. Correll	$529,200	23,967
Ellen C. Wolf	$288,000	13,043
Walter Lynch	$258,750	11,719
John S. Young	$160,125	7,252
George W. Patrick	$116,250	5,265

The following table shows the actual number of PSUs to be earned, as a percentage of the target award (equivalent to the number of PSUs granted) based upon American Water’s TSR relative to the 73 companies in the Comparator Group:

American Water TSR Ranking*	Percent of Target Award PSUs Earned*
80% or more (maximum)	150%
65% (target)	100%
35% (threshold)	50%
Less than 35%	0%

*	If the TSR ranking is between 35% and 65% or between 65% and 80%, the percent of target award PSUs earned will be interpolated.

The options granted to our NEOs terminate on December 31, 2015 and vest in equal increments on January 1, 2010, 2011 and 2012. Similarly, a NEO’s right to PSUs earned at the end of the performance period vests in equal increments on the first three anniversary dates. We believe that the vesting terms provide to our executive officers a meaningful incentive for continued employment.

Payout of Grants Made in Connection with Initial Public Offering

As previously disclosed, in connection with our initial public offering in 2008 we made two grants of performance-based nonqualified stock options and performance-based restricted stock units, or “RSUs”, to executive officers, including our NEOs. These grants were structured by RWE at the time it was our sole stockholder. As disclosed in the proxy statement for our 2009 annual meeting, 90.85 percent of the target number of shares underlying the first grant of options and the first grant of RSUs made to each executive officer performance-vested in 2008.

With respect to the second grant, the award value of the grants to each NEO was based on a designated percentage of the NEO’s salary, as indicated in the table at the end of this section. Of the total award value, 60 percent was allocated to stock options that, subject to satisfaction of performance-vesting criteria, will time-vest on January 1, 2011 and expire on December 31, 2014. The other 40 percent was allocated to RSUs that, subject to satisfaction of performance-vesting criteria, will time-vest on January 1, 2011. In each case, vesting is subject to continued employment.

The following formula illustrates the computation of the percentage of shares underlying the second grant of stock options and the percentage of the second grant of RSUs that will performance-vest. We refer to this percentage below as the “performance percentage.”

2008 NI + 2009 NI		x100 =	P

2008 TNI + 2009 TNI

Where:	NI	=	Our actual audited net income, as adjusted*
	TNI	=	Target net income, as adjusted*
	P	=	Performance percentage

*	Adjustments to NI and TNI include adjustments for certain non-recurring items relating to the initial public offering, impairments, the settlement of income tax audits, changes in benefit plan costs that are not related to management decisions, the effect of changes in accounting principles and other items.

If the performance percentage were 100 percent (i.e., if the sum of 2008 and 2009 actual net income equaled the sum of 2008 and 2009 target net income, in each case as adjusted), then the target number of shares underlying stock options and the target number of PSUs would have performance-vested. If the performance percentage were 80 percent, then 25 percent of the executive’s target number of shares underlying stock options and PSUs would have vested, and if the performance percentage was at least 120 percent, 175 percent of the target number of shares underlying stock options and PSUs would have vested. None of the grants would vest if the performance percentage was less than 80 percent.

The performance percentage related to the second grant was 93.46 percent (i.e., the $425,807,000 sum of 2008 and 2009 actual net income, adjusted as described above, was equal to 93.46 percent of the $455,600,000 sum of 2008 and 2009 target net income, as so adjusted). Therefore, 75.48 percent of each NEO’s target number of shares underlying options and target number of RSUs performance-vested.

The following table indicates, for each NEO, the percentage of the NEO’s salary used to determine the target award value, the total target award value of the second grant of long-term incentive awards, the target number of shares underlying stock options, the target number of RSUs, and the actual number of shares underlying stock options and RSUs that performance-vested.

Name	Percentage of Salary Used for Target Award Value*	Total Target Award Value	Target Number of Shares Underlying Option	Target Number of RSUs	Number of Shares Underlying Performance- Vested Options	Number of Shares Underlying Performance- Vested RSUs
Donald L. Correll	150%	$849,750	120,247	15,809	90,760	11,932
Ellen C. Wolf	115%	$533,025	75,428	9,917	56,931	7,485
Walter Lynch	80%	$280,000	39,623	5,209	29,906	3,932
John S. Young	115%	$473,800	67,047	8,815	50,606	6,653
George W. Patrick	45%	$135,000	19,104	2,511	14,419	1,896

*	Salaries are as in effect on January 1, 2008.

Dividends

Until the vesting date or “Service Date” (or the date of delivery, if an executive elects to defer receipt of shares underlying an RSU, or the “Deferred Date”), if any dividends are declared with respect to the shares of our common stock, we will credit to a Dividend Equivalent Account the value of the dividends that would have been distributed if the RSUs credited to the Participant’s Restricted Stock Unit Account at the time of the declaration of the dividend were shares of our common stock. On the Service Date or Deferred Date, we will pay to the Participant a lump sum cash payment equal to the value of the dividends credited to the Participant’s Dividend Equivalent Account. No interest is accrued on any dividend equivalents credited to the Participant Dividend Equivalent Account, and no dividends are paid on grants that do not vest because our performance goals were not met.

Perquisites

We provide limited perquisites to our executive officers, principally consisting of executive physicals, financial planning services and a vehicle allowance. Because the efforts of our leadership team are important to our success, we believe it is important to provide an executive physical benefit. Executives operate in a very stressful environment, and providing for periodic physicals can help to detect medical conditions before they become serious. None of the NEOs used the financial planning benefit in 2009 and we will discontinue the use of this perquisite in 2010. In addition, we have concluded that a vehicle allowance, while commonly available to public company executives, does not address the same kind of meaningful compensatory policy objectives as our other perquisites. Therefore, the compensation committee determined to terminate the availability of this benefit after 2009. Mr. Correll was also entitled to certain living expense benefits under his employment agreement, as described under “Executive Compensation”.

STOCK OPTION GRANT PRACTICES

Our compensation committee makes annual stock option grants to employees, including executive officers, in February of each year. The exercise price per share for options is at least equal to the last reported sale price of our common stock on the date of grant. Moreover, we will not reprice any options without seeking stockholder approval. We believe that our stock option grant practices are appropriate and effectively address any concerns regarding “timing” of grants in anticipation of material events.

EXECUTIVE STOCK RETENTION REQUIREMENTS

In order to closely align the interests of our executives with our stockholders, our board of directors has adopted the Stock Retention Program for Executives or the “Program”. Under this Program, our executive officers are required to retain 50 percent of the after-tax value realized on each equity grant until termination of employment or a change in control, whichever occurs earlier. For this purpose, the after-tax value realized is determined at the time the executive recognizes taxable income with respect to the equity grant. Because our outstanding grants begin to vest in 2010, the retention requirements will become applicable in 2010.

For purposes of determining the after-tax value realized on an equity grant, we assume that all executives will be subject to taxes (Federal, State, local and Medicare) at a total effective tax rate of 40 percent, irrespective of the executive’s actual total effective tax rate and regardless of how any applicable taxes and Company tax withholdings are satisfied.

Options

For example, assume an executive was granted a stock option to purchase 2,000 shares at $20.00 per share on February 15, 2008, and on February 15, 2011, the date all shares underlying the option have vested, the market price per share of our common stock were to be $25.00 per share. If the executive exercises all of the options on that date, the value realized by the executive will be $10,000 (computed by subtracting the $20.00 per share exercise price from the $25.00 per share market price, and multiplying the $5.00 per share remainder by 2,000, the number of shares underlying the option). After assuming the 40 percent tax rate, the executive’s after-tax value realized would be $6,000. Accordingly, the executive would be required to retain shares having a value of $3,000 (50 percent of $6,000) or 120 shares.

For equity grants that are not subject to payment of an exercise or similar price by the executive, such as Performance Stock Units or “PSUs”, the executive will be required to retain 50 percent of the shares ultimately awarded.

PSUs

For example, assume an executive was awarded 600 PSUs on February 15, 2009 and on December 31, 2011, the date the number of PSUs was adjusted to reflect our three year performance against the Comparator Group, the number of the executive’s PSUs were increased to 700 shares. If the stock price were to be $25.00 per share on December 31, 2011, the realized value by the executive would be $17,500. After assuming the 40 percent tax rate, the executive’s after-tax value realized would be $10,500. Accordingly, the executive would be required to retain shares having a value of $5,250 (50 percent of $10,500) or 210 shares.

ONGOING AND POST-EMPLOYMENT AGREEMENTS AND PLAN PROVISIONS

We have several plans and agreements that enable our NEOs to accrue retirement benefits as they continue to work for us, provide severance benefits upon certain types of termination of employment or provide other forms of deferred compensation.

Most of these plans and agreements have been adopted within the past few years, although some plans, particularly our defined benefit plans that no longer are available to new employees, were adopted some time ago. Not all plans apply to each NEO, as indicated in the discussion below.

Savings Plan for Employees of American Water Works, Inc. and Designated Subsidiaries or “Savings Plan”

This is a tax qualified defined contribution plan available to employees of American Water, including our NEOs, and certain subsidiaries. Each of our NEOs participates in the Savings Plan. Under the Savings Plan, an employee may contribute, subject to Internal Revenue Code limitations, 20 percent of their base salary up to a maximum contribution of $16,500, plus, for eligible participants, $5,500 for catch-up contributions. For NEOs hired before January 1, 2006 (Messrs. Young, Patrick and Lynch), the matching contribution formula is: (a) 50 percent of a participant’s base salary deferrals for the year, up to a maximum of 5 percent of the participant’s base salary. For NEOs hired after January 1, 2006, the matching contribution formula is: (a) 100 percent for every dollar contributed up to the first 3 percent of the participant’s base salary, and (b) 50 percent on the next 2 percent of the participant’s base salary. In addition, we make additional annual contributions equal to the sum of 5.25 percent of the participant’s base salary.

Amounts credited to an employee’s account may be invested among a number of funds.

American Water Works Company, Inc. Pension Plan or “AWWPP” and American Water Works Company, Inc. Executive Retirement Plan or “ERP”

The AWWPP is a tax-qualified defined benefit pension plan available to eligible employees who commenced employment with us prior to January 1, 2006. The AWWPP provides an annual retirement benefit based on an employee’s earnings and years of service. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Messrs. Lynch, Patrick and Young participate in the AWWPP. Ms. Wolf, who we employed from 1999 to 2003 and re-employed beginning in 2006, has an accrued benefit under the AWWPP based on her earlier term of service, but will not accrue additional benefits under the AWWPP.

The ERP is a nonqualified defined benefit pension plan that provides pension benefits under the same formula as the AWWPP, but without the pay and benefit limitations that are applicable to the AWWPP under the Internal Revenue Code. Messrs. Lynch, Patrick and Young participate in the ERP but, in accordance with the terms of the ERP, Mr. Young is entitled to greater benefits under earlier executive retirement plans that we sponsored. As previously disclosed, we closed the AWWPP and the ERP to new employees and replaced those plans with defined contribution plans. This action was taken for a number of reasons, including to enable us to predict fixed costs for retirement benefits on an ongoing basis. In contrast, we are subject to variable costs in connection with our defined benefit plans based on the performance of the plans’ investment portfolios.

See “Executive Compensation” for further information regarding the AWWPP and the ERP.

Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries or “Deferred Compensation Plan

This plan is a nonqualified deferred compensation plan that allows participants to defer salary and annual incentive plan awards and provides benefits to executive officers and other highly paid employees in excess of the maximum benefits that may be provided under the Savings Plan as a result of limits imposed by the Internal Revenue Code. We refer to compensation in excess of those limits as “excess compensation.” All of the NEOs, except Mr. Patrick, participate in the Deferred Compensation Plan.

Generally, under the Deferred Compensation Plan, an executive may elect to defer up to 20 percent of salary and up to 100 percent of the award paid under the annual incentive plan. We provide matching contributions that differ depending on whether the executive was hired or rehired by us on or after January 1, 2006. For NEOs hired or rehired after January 1, 2006 (Mr. Correll and Ms. Wolf), we provide the matching contribution we would have made for the executive under the Savings Plan with respect to the executive’s excess compensation if the excess compensation had been taken into account under the Savings Plan. In addition, we make a defined contribution for the account of each of these executives generally equal to 5.25 percent of the sum of base salary that constitutes excess compensation and the award payable under the annual incentive plan for the relevant plan year. For executives hired prior to January 1, 2006 and continuously employed by us (Messrs. Lynch and Young), our matching contribution is equal to 50 percent of salary deferrals up to a maximum of five percent of salary; the matching contributions are more limited for these executives due to their ongoing eligibility under our defined benefit pension plans. Each participant may allocate amounts credited to his or her account among several notional investments, and the value of the account will be increased or decreased to reflect deemed returns under the selected notional investments. The participant may elect to receive payment of deferred amounts in a lump sum or in annual installments, on or beginning upon separation from service or a specified distribution date. See “Executive Compensation—2009 Nonqualified Deferred Compensation” for additional information.

Executive Severance Policy

Under our executive severance policy, we provide severance benefits to our NEOs. Our policy is designed to provide a clear statement of the rights of our executive officers if they are involuntarily terminated without cause. Among other things, the policy calls for 18 months of salary continuation for Mr. Correll and 12 months of salary continuation for other NEOs, and a pro rata AIP award for the year in which the termination date occurs to the extent such payment is provided for under the terms of the applicable AIP. In determining the months of salary to be paid, we referenced surveys compiled by Towers Watson. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

American Water Works Company, Inc. Nonqualified Employee Stock Purchase Plan or “ESPP”

Under the ESPP, eligible employees, including our NEOs, are provided an opportunity to purchase our common stock at a discount of ten percent from the lower of the prevailing market price on the first day and last day of each three month purchase period. Purchases generally are limited to $25,000 per year. We believe that, in addition to the benefit employees realize from the discount, our stockholders will benefit because the ESPP helps to more closely align the interests of our employees and our stockholders.

Change in Control Provisions in Equity Plans

Most of our compensation plans and policies do not contain change in control provisions affecting compensation of our NEOs. However, our equity awards generally vest upon a change in control of American Water. In addition, certain of our contributions to the Deferred Compensation Plan will vest upon a change in control. See “Executive Compensation—Potential Payments on Termination or Change in Control” for further information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held corporation to its chief executive officer and other NEOs, unless certain conditions are met. Because we wish to maintain flexibility in structuring our compensation to address our corporate goals, the board of directors has not adopted a policy regarding the deductibility of compensation. However, the board will review from time to time the advisability of structuring our compensation programs to satisfy the deductibility requirements of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

William J. Marrazzo (Chair)

Julie A. Dobson

Martha Clark Goss

Julia L. Johnson

George MacKenzie

Dr. Rolf Pohlig was a member of the compensation committee until March 20, 2009. Dr. Pohlig participated in the activities of the compensation committee as described under the heading “Board and Committee Membership” on page 12 of this proxy statement.

Risk Considerations Related to Compensation Policies and Practices

The board and compensation committee have each assessed potential risks related to our compensation policies and practices and have concluded that they are not reasonably likely to have a material adverse effect on American Water. In considering risks related to our compensation policies and practices, the board and compensation committee noted that less than 30 percent of our employees participate in any form of variable compensation and 85 percent of the participating employees have a target award that is not greater than 15 percent of base pay. Therefore, the analysis focused on our executive compensation, because a significant portion of compensation for our senior managers is performance-based. The board and compensation committee considered the following mitigating factors with respect to executive compensation:

•

Factors mitigating risks relating to short-term incentives—Short-term incentives, available through the AIP, comprised only a limited portion of total compensation (in the case of Mr. Correll, his 2009 AIP target award was approximately 24 percent of target compensation); company-wide and individual targets were dispersed among a variety of financial and non-financial goals; maximum awards are capped at 200 percent of target; and the compensation committee has broad discretion in determining the amount of AIP awards.

•

Factors mitigating risks related to long-term incentives—The three year vesting and performance periods applicable to our long-term incentive compensation require a long-term executive focus; annual grants of long-term awards result in overlapping vesting and performance periods, which reduces risks that executives will focus only on one performance or vesting period; executives are discouraged from seeking short-term increases in stock prices in connection with stock option exercises because stock options comprise only a portion of our equity compensation and the rest of our equity compensation is based on long-term performance; and all of our equity compensation is subject to our Stock Retention Program, described under “Compensation Discussion and Analysis-Executive Stock Retention Requirements.”

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(9)	Total
Donald L. Correll	2009	$610,615	$—	$529,191	$529,200	$493,267	$—	$245,298	$2,407,571
President and Chief Executive Officer	2008	$582,211	$339,900	$580,221	$842,285	$1,351,092	$—	$252,178	$3,947,887
	2007	$562,059	$—	$—	$—	$457,415	$—	$82,843	$1,102,317

Ellen C. Wolf	2009	$498,462	$—	$287,989	$287,999	$258,378	$15,799	$84,775	$1,433,402
Senior Vice President and Chief Financial Officer	2008	$475,558	$278,100	$401,664	$581,418	$910,950	$8,650	$106,403	$2,762,743
	2007	$459,865	$—	$—	$—	$238,587	$0	$66,578	$765,030

Walter J. Lynch	2009	$467,308	$—	$258,756	$258,752	$289,417	$44,284	$17,524	$1,336,041
President and Chief Operating Officer of Regulated Operations(1)	2008	$394,346	$131,250	$167,679	$244,437	$557,850	$68,437	$15,743	$1,579,742
	2007	$318,769	$—	$—	$—	$138,698	$22,197	$17,761	$497,425

John S. Young	2009	$443,422	$—	$160,124	$160,127	$175,123	$651,258	$18,348	$1,608,402
Chief Water Technology Officer, President, American Water Services and President, American Water Works Service Company(2)	2008	$422,961	$247,200	$357,030	$516,818	$769,218	$550,153	$17,481	$2,880,861
	2007	$408,771	$—	$—	$—	$206,927	$208,700	$26,183	$850,581

George W. Patrick	2009	$321,921	$—	$116,251	$116,251	$130,028	$—	$16,436	$700,887
Senior Vice President, General Counsel and Secretary(8)

(1)	Mr. Lynch has served as our President and Chief Operating Officer, Regulated Operations since March 1, 2010 (prior to that date Mr. Lynch was President of Regulated Operations).

(2)	Mr. Young has served as our Chief Water Technology Officer since March 1, 2010, the President of American Water Services since July 28, 2008 and the President of American Water Works Service Company since February 1, 2006 (Mr. Young was our Chief Operating Officer from October 1, 2005 to July 27, 2008).

(3)	The amounts shown in this column represent the discretionary portion of the completion bonus payable to each named executive officer in connection with our initial public offering. This portion was payable at the discretion of RWE, based on its judgment of each executive’s leadership and support in positively marketing the business and preparing for our initial public offering, and therefore is considered a bonus award disclosable in this column pursuant to rules of the Securities and Exchange Commission. The other portion of each named executive officer’s completion bonus, which was equal to 50% of each named executive officer’s base salary, was payable based solely on the consummation of the initial public offering, and therefore is considered a non-equity award pursuant to rules of the Securities and Exchange Commission and is disclosed in the “Non-Equity Incentive Plan Compensation” column.

(4)	The amounts shown in this column reflect the grant date fair value of the performance-based restricted stock unit awards granted to the named executive officers. In 2008 two grants were made in connection with our initial public offering. The amounts disclosed represent the value at the grant date based upon the probable outcome of the performance conditions. These amounts reflect the Company’s aggregate compensation cost expected to be recorded in our financial statements over the service period for such awards determined at the grant date in accordance with FASB ASC Topic 718. The following table shows the grant date fair value of the awards at the grant date assuming the highest level of performance conditions were achieved:

Name	Year	Grant Date Fair Value
Donald L. Correll	2009	$793,787
	2008	$1,015,387
Ellen C. Wolf	2009	$431,984
	2008	$702,912
Walter J. Lynch	2009	$388,134
	2008	$293,438
John S. Young	2009	$240,186
	2008	$624,803
George W. Patrick	2009	$174,377

See Note 9: Stockholders’ Equity in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K filed on March 1, 2010 for the assumptions that were made in determining FASB ASC Topic 718 values of the performance-based restricted stock unit awards as determined for the 2009 grants using a Monte Carlo model. For further information about these awards, see “Compensation Discussion and Analysis—Payout of Grants Made in Connection with Initial Public Offering”.

(5)	The amounts shown in this column reflect the grant date fair value of stock options granted to the named executive officers. In 2008 two grants of performance-based options were made in connection with our initial public offering. The grants in 2009 were not performance-based. The amounts disclosed represent the value at the grant date based upon the probable outcome of the performance conditions if applicable. These amounts reflect the Company’s aggregate compensation cost expected to be recorded in our financial statements over the service period for such awards determined at the grant date under FASB ASC Topic 718. The following table shows the grant date fair value of the awards assuming the highest level of performance conditions were achieved:

Name	Year	Grant Date Fair Value
Donald L. Correll	2008	$1,473,999
Ellen C. Wolf	2008	$1,017,482
Walter J. Lynch	2008	$427,765
John S. Young	2008	$904,432

See Note 9: Stockholders’ Equity in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K filed on March 1, 2010 for the assumptions that were made in determining FASB ASC Topic 718 values of the stock options as determined by the Black-Scholes option pricing model. For further information about these awards, see “Compensation Discussion and Analysis—Payout of Grants Made in Connection with Initial Public Offering”.

(6)	The amounts shown in this column for 2007 represent payments for 2007 performance under our annual incentive plan made in March 2008. The amounts shown in this column for 2008 represent (i) the portion of each named executive officer’s completion bonus equal to 50% of base salary, which was payable based solely on the consummation of our initial public offering (see footnote (5) above), (ii) retention bonuses paid to the named executive officers in connection with our initial public offering and (iii) payments for 2008 performance under our annual incentive plan which were paid on March 11, 2009. The amounts shown in this column for 2009 represent the payment for the 2009 AIP that was paid on March 10, 2010.

(7)	The amounts shown in this column reflect the aggregate changes in the actuarial present values of the named executive officers’ accumulated benefits under our qualified and nonqualified defined benefit pension plans from the pension plan measurement date used for our 2008 audited financial statements, to the pension plan measurement date used for our 2009 audited financial statements. For further information on the pension plans, see “2009 Pension Benefits,” below. Because there were no above-market earnings on the named executive officers’ deferred compensation, no amounts of deferred compensation are required to be shown in this column, pursuant to rules of the Securities and Exchange Commission.

(8)	Under Mr. Patrick’s employment agreement, he is entitled to receive an annual retirement income of $125,000, including accrued benefits under the AWWPP and the ERP. Mr. Patrick retired on January 15, 2010 and started receiving this retirement income on February 1, 2010.

(9)	The following table shows the components of the amounts listed for 2009 in the “All Other Compensation” column for each named executive officer:

Name	401(k) Company Match ($)	401(k) Defined Contribution Account ($)(a)	Company Contributions to Deferred Compensation Plan ($)(b)	Executive Physical	Vehicle Allowance ($)	Company- Paid Life Insurance Premiums ($)	Living Allowance ($)	Other Perquisites ($)(c)	Total ($)
Donald L. Correll	$9,800	$12,863	$79,447	$—	$18,000	$367	$120,000	$4,821	$245,298
Ellen C. Wolf	$9,800	$12,863	$47,345	$—	$14,400	$367	$—	$—	$84,775
Walter J. Lynch	$1,999	$—	$5,558	$—	$9,600	$367	$—	$—	$17,524
John S. Young	$3,420	$—	$4,961	$—	$9,600	$367	$—	$—	$18,348
George W. Patrick	$3,756	$—	$—	$3,913	$8,400	$367	$—	$—	$16,436

(a)	The Defined Contribution Account is an account in our 401(k) plan to which American Water contributes 5.25% of each eligible employee’s total cash compensation (which includes base pay and annual incentive plan payouts), subject to limits on compensation that may be taken into account pursuant to Section 401(a)(17) of the Internal Revenue Code. Only employees hired on or after January 1, 2006 are eligible for this contribution.

(b)	The amounts in this column represent matching contributions that the Company has made to the named executive officers’ accounts in our deferred compensation plan. For further information on this plan, please see “2009 Nonqualified Deferred Compensation” below.

(c)	The amounts in this column represent costs associated with travel by spouses of the named executive officers. In addition, we maintain season tickets for certain sporting events for the purpose of business entertainment. On one occasion in 2009, Mr. Correll’s family members made personal use of such tickets at no incremental cost to us.

2009 Grants of Plan-Based Awards

The following table provides certain information regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2009:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option and Stock Awards(4)
Name		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Donald L. Correll
Annual Incentive Plan		$529,200	$1,058,400
Options	2/20/09						133,785	$20.70	$529,200
Performance Stock Units	2/20/09			11,984	23,967	35,951			$529,191

Ellen C. Wolf
Annual Incentive Plan		$264,000	$528,000
Options	2/20/09						72,808	$20.70	$287,999
Performance Stock Units	2/20/09			6,522	13,043	19,565			$287,989

Walter Lynch
Annual Incentive Plan		$270,000	$540,000
Options	2/20/09						65,414	$20.70	$258,752
Performance Stock Units	2/20/09			5,860	11,719	17,579			$258,756

John S. Young
Annual Incentive Plan		$213,500	$427,000
Options	2/20/09						40,481	$20.70	$160,127
Performance Stock Units	2/20/09			3,626	7,252	10,878			$160,124

George W. Patrick
Annual Incentive Plan		$139,500	$279,000
Options	2/20/09						29,389	$20.70	$116,251
Performance Stock Units	2/20/09			2,633	5,265	7,898			$116,251

(1)	These columns represent target and maximum annual incentive plan payouts. The payments that were made under the plan for 2009 performance are shown in the “2009 Summary Compensation Table.” There is no specified minimum award for participants in the annual incentive plan. For further information on the annual incentive plan, see “Compensation Discussion and Analysis—2009 Compensation—Annual Incentive Compensation.”

(2)	These columns represent performance-based grants of restricted stock units. For further information about these awards, see “—Compensation Discussion and Analysis—Payout of Grants Made in Connection with Initial Public Offering.”

(3)	This column represents grants of stock options. For further information about these awards, see “Compensation Discussion and Analysis—Long-Term Incentive Plan” and “Compensation Discussion and Analysis—Payout of Grants Made in Connection with Initial Public Offering.”

(4)	This column represents the grant date fair values of the stock options and restricted stock units determined in accordance with FASB ASC Topic 718, but excludes any forfeiture assumptions related to service-based vesting conditions, as prescribed by Securities and Exchange Commission rules. See footnotes (7) and (8) to the “2009 Summary Compensation Table” for a discussion of the fair value calculations for options and restricted stock units.

Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table

Employment Agreements

We have employment agreements with Mr. Correll and Ms. Wolf, which are summarized below.

Donald L. Correll. Mr. Correll entered into an employment letter agreement with American Water, dated March 10, 2006, and restated as of February 15, 2008. Under the agreement, Mr. Correll serves as our President and Chief Executive Officer, and as a member of our board of directors. The agreement provided for Mr. Correll’s annual base salary of $566,500 (which we subsequently increased to $588,000) and his participation in the annual incentive plan with a target payout equal to 80 percent of his base salary (which we subsequently increased to 90 percent of the base salary). The agreement also provided for his participation in American Water’s 2007 Omnibus Equity Compensation Plan with an equity target award of 120 percent of his base salary (which we subsequently increased to 180 percent of his base salary). In addition, the agreement provides for

Mr. Correll’s participation in our deferred compensation, and specified retirement and benefit plans. The agreement also provided that Mr. Correll would receive $1,500 per month as an auto allowance, which was eliminated for all executive officers as of December 31, 2009.

The agreement provided to Mr. Correll a living allowance of $10,000 per month, up to a maximum of $250,000, to cover living expenses incurred by him as a result of his maintaining a residence in the Voorhees, New Jersey/Philadelphia, Pennsylvania area. Mr. Correll received his final living allowance payment on March 15, 2010.

Under the agreement, in the event we terminate Mr. Correll’s employment other than for cause, we will provide Mr. Correll with at least six months prior written notice, and he will be covered under our executive severance policy. The amounts Mr. Correll is entitled to receive under the severance policy are described below under “Potential Payments on Termination or Change in Control.”

Ellen C. Wolf. Ms. Wolf entered into an employment letter agreement with American Water dated December 29, 2005, and restated as of February 15, 2008. Under the agreement, Ms. Wolf serves as our Senior Vice President and Chief Financial Officer. The agreement provided for Ms. Wolf’s annual base salary of $463,500 (which we subsequently increased to $480,000) and her participation in the annual incentive plan with a target payout equal to 50 percent of her base salary (which we subsequently increased to 55 percent of her base salary). The agreement also provided for Ms. Wolf’s participation in American Water’s 2007 Omnibus Equity Compensation Plan with an equity target award of 115 percent of her base salary (which we subsequently increased to 120 percent of her base salary). In addition, Ms. Wolf is eligible to participate in our deferred compensation, retirement and benefit plans. The agreement also provided that Ms. Wolf would receive $1,200 per month as an auto allowance, which was eliminated for all executive officers as of December 31, 2009.

Ms. Wolf’s employment letter agreement provides that if we terminate Ms. Wolf’s employment other than for cause (as determined in our sole discretion), or if Ms. Wolf terminates her employment for “good reason” (as described below), she will be deemed to have fully vested in all her benefits under the 2007 Omnibus Equity Compensation Plan and the deferred compensation plan so long as such vesting is permitted by applicable law. “Good reason” is defined as (i) a diminishment in Ms. Wolf’s authority that is substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company or (ii) the assignment to Ms. Wolf of duties that are substantially and materially inconsistent with her position as Senior Vice President and Chief Financial Officer of a public company.

We also had an employment agreement with Mr. Patrick that was entered into in 1999. The agreement provided for annual retirement income of $125,000. In addition, under a separate agreement, Mr. Patrick is entitled to a $574,250 lump sum payout and a tax gross up payment of $343,145 in connection with his retirement. In addition, Mr. Patrick is entitled to special retiree health benefits. We will provide a tax gross up payment with respect to the portion of these benefits that is taxable. See “Potential Payments on Termination and Change of Control”, below.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by our named executive officers at December 31, 2009.

	Grant Date	Option Awards			Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)
Donald L. Correll	4/22/08 (first grant)	80,073	$21.50	12/31/13	10,155	$227,574	—	—
	4/22/08 (second grant)	90,760	$21.50	12/31/14	11,932	$267,396	—	—
	2/20/09	133,785	$20.70	12/31/15	—	—	23,967	$537,100

Ellen C. Wolf	4/22/08 (first grant)	62,785	$21.50	12/31/13	7,963	$178,451	—	—
	4/22/08 (second grant)	56,931	$21.50	12/31/14	7,485	$167,739	—	—
	2/20/09	72,808	$20.70	12/31/15	—	—	13,043	$292,294

Walter Lynch	4/22/08 (first grant)	18,552	$21.50	12/31/13	2,353	$52,731	—	—
	4/22/08 (second grant)	29,906	$21.50	12/31/14	3,932	$88,116	—	—
	2/20/09	65,414	$20.70	12/31/15	—	—	11,719	$262,623

John S. Young	4/22/08 (first grant)	55,809	$21.50	12/31/13	7,078	$158,618	—	—
	4/22/08 (second grant)	50,606	$21.50	12/31/14	6,653	$149,094	—	—
	2/20/09	40,481	$20.70	12/31/15	—	—	7,252	$162,517

George W. Patrick	4/22/08 (first grant)	15,901	$21.50	12/31/13	2,017	$45,201	—	—
	4/22/08 (second grant)	14,419	$21.50	12/31/14	1,896	$42,489	—	—
	2/20/09	29,389	$20.70	12/31/15	—	—	5,265	$117,989

(1)	This column represents performance-based stock options granted in connection with our initial public offering that have performance-vested based on the Company’s 2007, 2008 and 2009 audited net income, as described under “Compensation Discussion and Analysis—Payout of Grants Made in Connection with Initial Public Offering.” The first and second grant awards disclosed in this column time-vest on January 1, 2010 and 2011 respectively, subject to continued employment through such date.

(2)	The stock options granted in 2009 are described under “Compensation Discussion and Analysis—Long-Term Incentive Plan,” and will time-vest ratably on January 1, 2010, 2011, and 2012, subject to the option holder’s continued employment through the vesting date.

(3)	This column represents performance-based restricted stock units granted in connection with our initial public offering that have performance-vested based on the Company’s 2007, 2008 and 2009 audited net income, as described under “Compensation Discussion and Analysis—Payout of Grants Made in Connection with Initial Public Offering.” The first and second grant awards disclosed in this column will time-vest on January 1, 2010 and 2011 respectively, subject to the holder’s continued employment through the vesting date.

(4)	The market values of the awards described in footnote 3 are based on the $22.41 closing price of our common stock on December 31, 2009, as reported by the NYSE.

(5)	This column represents performance-based restricted stock units granted as described under “Compensation Discussion and Analysis—Long-Term Incentive Plan,” that are subject to performance vesting conditions and, to the extent performance vesting conditions are met, will time-vest ratably on January 1, 2010, 2011 and 2012 subject to a holders’ continued employment through the vesting date. The number of shares listed in the table represent the number of shares that will vest if target performance is achieved.

(6)	The market values of the awards described in footnote 5 are based on the $22.41 closing price of our common stock on December 31, 2009, as reported by the NYSE.

2009 Pension Benefits

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)
John S. Young	American Water Works Company, Inc.	32.33	$1,566,111
	Executive Retirement Plan(5)
	American Water Works Company, Inc.	32.33	$1,142,157
	Pension Plan(4)
George W. Patrick	American Water Works Company, Inc. Pension Plan(4)	10.32	$455,494
	Employment Agreement Benefit(6)	10.32	$920,412
Walter J. Lynch	American Water Works Company, Inc.	5.03	$90,778
	Executive Retirement Plan(5)
	American Water Works Company, Inc.	5.03	$94,296
	Pension Plan(4)
Ellen C. Wolf	American Water Works Company, Inc.	4.52	$120,274
	Pension Plan(3)(4)

(1)	Since Mr. Correll was hired after 2005, he does not participate in any of our defined benefit pension plans.

(2)	Amounts shown reflect the present value of the accumulated benefit of each named executive officer as of December 31, 2009. All amounts for the pension plans were determined using the same interest and mortality assumptions as those used for financial reporting purposes. The following assumptions were used to calculate pension values at the following measurement dates; for 2008 (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2009 Summary Compensation Table”)—discount rate of 6.12% and an assumed interest basis for calculating lump sums that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, including the phase-in for any lump-sum payments assumed to commence during the period between 2009 and 2011, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2015 with no dollar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for years after 2008, and for 2009, (for purposes of the column titled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the “2009 Summary Compensation Table” and for this table)—discount rate of 5.93% and an assumed interest basis for calculating lump sums that reflects the change to Section 417 of the Internal Revenue Code made by the Pension Protection Act of 2006, including the phase-in for any lump-sum payments assumed to commence during the period between 2009 and 2011, and mortality based on the Society of Actuaries’ RP2000 sex distinct tables projected to 2016 and 2024 (for annuitants and non-annuitants respectively) with phase out and no dollar adjustment for discounting annuity payments, and the Society of Actuaries’ RP 2000 unisex static table for calculating lump sums as prescribed by Section 417 of the Internal Revenue Code for years after 2007.

(3)	Ms. Wolf is entitled to receive a benefit from the American Water Works Company, Inc. Pension Plan, which we refer to as the AWWPP (described in footnote (4)), attributable to her prior period of employment from May 24, 1999 through December 1, 2003. The benefit is payable in its normal form of a life annuity beginning at age 65. Ms. Wolf may elect to retire early and commence reduced payments immediately provided her age plus service at retirement exceed 70. At the time that Ms. Wolf’s age plus service exceed 70, she also becomes eligible for a disability benefit and a subsidized Joint and Survivor form of retirement benefit.

(4)

The AWWPP is a qualified pension plan that provides for a pension benefit equal to 1.6% of final average pay multiplied by years of service. Final average pay is defined for purposes of the plan as the average sum of base pay plus annual incentive payout for the highest 60 months out of the final 120 months of employment. For executives hired prior to July 1, 2001, a grandfathered benefit is provided. Normal retirement is defined as age 65, and early retirement eligibility is satisfied when an employee’s age is at least 55 and the employee has attained a service requirement that varies based on whether the employee is in a grandfathered group and, if so, the location of such group. Benefits vest in the AWWPP upon completion of five years of service. All the named executive officers who participate in the plan are vested in their pension benefits. The normal form of payment is a single life annuity for single participants and a 50% joint and survivor annuity for married participants. The 50% joint and survivor annuity benefit amount is determined to be actuarially equivalent to the single life annuity amount. There is a reduction in benefits for early retirement for participants other than those who retire at age 62 or older with specified service levels, such as 20 years of service for someone who is age 62. No payments were made under the AWWPP to the named executive officers in 2009.

(5)	The American Water Works Company, Inc. Executive Retirement Plan, which we refer to as the ERP, is a nonqualified defined benefit pension plan that provides benefits under the same formula as the AWWPP, but without the pay and benefit payment limitations that are applicable to the AWWPP under the Internal Revenue Code. The ERP also provides a minimum benefit in accordance with provisions of former executive retirement plans that American Water sponsored, the American Water Works Company, Inc. and Supplemental Retirement Plan, which we refer to as the SRP. Executives who were participants in either of these nonqualified pension plans are entitled to the greater of the benefits determined pursuant to the restoration formula under the ERP and the benefits determined pursuant to their respective prior nonqualified plan formulas. Mr. Young participated in the former SRP. Mr. Lynch participates in the restoration provisions of the ERP. In addition, individuals who participated in the SRP became vested in their SRP benefits upon the acquisition of American Water by RWE. All the named executive officers who participate in a nonqualified plan are vested in their nonqualified pension benefits. Upon retirement, nonqualified plan benefits are payable as lump sums unless the participant has elected an alternate form of payment pursuant to the Internal Revenue Code regulations under Section 409A. Mr. Young has elected to receive their ERP benefits as annuities following retirement and Mr. Lynch will receive his benefits as a lump sum. Upon voluntary termination of employment prior to eligibility for early or normal retirement, nonqualified benefits are payable as deferred (to age 65) annuities or lump sum equivalents of such deferred annuities. All nonqualified plan lump sums are calculated as the present value of deferred or immediate single life annuities. No payments were made under the ERP to the named executive officers in 2009.

(6)	Mr. Patrick entered into an employment agreement with American Water entitling him to receive an annual retirement income of $125,000, including accrued benefits under the AWWPP and the ERP. Mr. Patrick retired on January 15, 2010 and started receiving this retirement income on February 1, 2010.

For further information on American Water’s defined benefit pension plans, see “Potential Payments on Termination or Change in Control,” below.

2009 Nonqualified Deferred Compensation

Name	Executive Contributions In Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
Donald L. Correll(1)	$184,378	$79,447	$79,872	$—	$640,576
Ellen C. Wolf(1)	$37,842	$47,345	$9,545	$—	$241,729
Walter J. Lynch(1)	$33,231	$5,558	$29,173	$—	$148,482
John S. Young(1)	$22,171	$4,961	$8,192	$—	$62,985
George W. Patrick(1)	—	—	$11	$—	$2,189

(1)

All the named executive officers participate in the Nonqualified Savings and Deferred Compensation Plan for Employees of American Water Works Company, Inc. and its Designated Subsidiaries. Different groups of employees participate in different portions of our deferred compensation plan. For the named executive officers, the deferred compensation plan permits the deferral of up to 20% of base salary and up to 100% of bonus each year on a tax-favored basis. It also provides for annual matching contributions determined by the following formula for named executive officers hired on or after January 1, 2006 (Mr. Correll and Ms. Wolf): (a) the sum of (i) 100% of a participant’s voluntary deferrals for the year, up to a maximum of 3% of the sum of the participant’s base salary and bonus and (ii) 50% of a participant’s voluntary deferrals for the year, up to a maximum of the next 2% of the sum of the participant’s base salary and bonus, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. For named executive officers hired before January 1, 2006 (Messrs.Young, Lynch and Patrick), the matching contribution formula is: (a) 50% of a participant’s base salary deferrals for the year, up to a maximum of 5% of the participant’s base salary, less (b) the maximum amount of matching contributions that the participant is eligible to receive under the 401(k) plan for the year. In addition, the Company makes additional annual contributions for named executive officers hired on or after January 1, 2006, equal to the sum of (a) 5.25% of the participant’s base salary in excess of the dollar limitation in effect under Section 401(a)(17) of the Internal Revenue Code with respect to the year and (b) 5.25% of the participant’s bonus. Participants’ deferred compensation accounts are credited with returns in accordance with the deemed investment options elected by the participant. Participants are immediately vested in all contributions to the plan, except for the 5.25% annual contributions made for Mr. Correll and Ms. Wolf, which vest at the earliest of (i) completion of five years of service, (ii) attainment of age 65, (iii) death, (iv) a change in control and, for Ms. Wolf, (v) termination of employment by us without cause or by Ms. Wolf for “good reason,” as described under “Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.” Participants may elect to receive their account balances at any of the following times: (i) separation from service, (ii) a specified distribution date, (iii) the earlier of separation from service or a specified distribution date or (iv) the later of separation from service or a specified distribution date, and may elect any of the following forms for distribution of their accounts: (i) lump sum or (ii) annual installments paid over a period of between two and 10 years. None of the named executive officers had any withdrawals or distributions from the plan in 2009.

(2)	The following amounts in this column are also reported as compensation to the named executive officers in the “2009 Summary Compensation Table” in the following columns:

Named Executive Officer	Salary	Non-Equity Incentive Plan Compensation
Mr. Correll	$61,062	$123,317
Ms. Wolf	$24,923	$12,919
Mr. Lynch	$33,231	$—
Mr. Young	$22,171	$—
Mr. Patrick	$—	$—

(3)	The amounts in this column are also reported as compensation to the named executive officers in the “2009 Summary Compensation Table” in the “All Other Compensation” column.

(4)	The following amounts were reported in the Summary Compensation Table as compensation to the listed named executive officers for 2008 and 2007 (except for Mr. Patrick, who was not a listed executive officer in 2008): Mr. Correll, $308,725; Ms. Wolf, $131,216; Mr. Lynch, $86,517; Mr. Young, $29,774.

Potential Payments on Termination or Change in Control

This section describes the potential payments that would have been made to the named executive officers, other than Mr. Patrick, upon various types of terminations of employment or a change in control of American Water on December 31, 2009. In the case of Mr. Patrick, who retired in January 2010, the section describes the actual amounts he received or is entitled to receive.

Executive Severance Policy. Our executive severance policy provides severance benefits to executives whose employment is involuntarily terminated by American Water for reasons other than cause. The determination of whether an executive’s employment is terminated for cause will be made at the sole discretion of the board of directors of American Water. Under the policy, eligible executives will receive 12 or, in the case of Mr. Correll, 18, months of their base salary, in the form of base salary continuation. Executives are also entitled to receive a prorated annual incentive payment upon a termination under the executive severance policy. They are entitled to continued health, dental and vision coverage based on their years of service, in the amount of eight weeks of coverage for less than five years of service, 12 weeks of coverage for at least five years but less than 10 years of service and 16 weeks of coverage for 10 or more years of service. They are also entitled to life insurance coverage and continued participation in the employee assistance plan for the number of months of their severance benefits, as well as 12 months of outplacement services. As explained in “Compensation Discussion and Analysis—Ongoing and Post-Employment Agreements and Plan Provisions—Executive Severance Policy,” we decided upon the number of months of salary to be paid as severance based on surveys that Towers Watson has done and its general industry experience. In order to receive severance benefits under the executive severance policy, an executive must sign a release and waiver of any claims against American Water and agree to certain restrictive covenants. Severance benefits payable under the severance policy will be offset and reduced by any other severance benefits payable under any employment agreement or otherwise.

Deferred Compensation Plans. Our deferred compensation plan for employees is described above under “2009 Nonqualified Deferred Compensation.” This section describes the payments that would be made under that plan upon various types of termination. Since employees are immediately vested in all contributions to the plan other than our annual 5.25 percent contributions, they would receive their full account balances, less the portion of their balances attributable to such 5.25 percent contributions, upon any termination of employment other than for cause. Since participants do not vest in our 5.25 percent contributions until completion of five years of service, attainment of age 65, change in control or death, participants whose employment terminates before any such events would not receive amounts attributable to such contributions, and participants whose employment terminates after any such events would receive such amounts. However, Ms. Wolf’s employment agreement provides that she will vest in her deferred compensation benefits upon a termination of employment by us without cause or by her for “good reason,” as described above under “Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.” Upon a termination for cause, all of our contributions to the deferred compensation plan would be forfeited by the participants. Payments of vested amounts will be made at the time and in the form elected by the participant, except that a lump-sum distribution of vested amounts will be paid upon death. Amounts shown in the table are the values each named executive officer would have been entitled to given a termination on December 31, 2009. Due to federal tax considerations, actual commencement of these benefits would have likely been delayed six months from the date of termination, and are being so delayed in the case of Mr. Patrick.

Defined Benefit Plans. Our retirement plans are described above under “2009 Pension Benefits.” This section describes the payments that would be made under the retirement plans upon various types of termination of employment.

Voluntary termination—Despite being ineligible for retirement, Ms. Wolf and Mr. Lynch would have been entitled to benefits from the AWWPP and, in the case of Mr. Lynch, the ERP, upon a voluntary termination at December 31, 2009. Ms. Wolf’s AWWPP benefit is payable as a single life annuity beginning at age 65. The life annuity benefit amount is $17,748. This benefit is not available as a lump sum. Mr. Lynch’s AWWPP benefit, payable as a 50 percent joint and survivor annuity when Mr. Lynch reaches age 65, is $16,506. Mr. Lynch will receive his ERP benefits as a lump sum.

Retirement—At December 31, 2009, Mr. Young was eligible for early retirement benefits from the AWWPP and the ERP. Unless participants otherwise elect, ERP benefits are payable as actuarially equivalent lump sums upon separation from service. Mr. Young’s AWWPP benefit, payable immediately upon his separation from service as a 66 2/3 percent joint and survivor annuity, is $99,670.

Mr. Patrick’s employment agreement entitles him to receive annual retirement income of $125,000, including accrued benefits under the AWWPP and the ERP. In addition, under another agreement with us, Mr. Patrick will receive a lump sum payment of $574,250 and a tax gross up of $343,145.

Involuntary termination without cause—Under the AWWPP and the nonqualified plan (in the case of Mr. Lynch), benefits payable upon a termination of employment without cause are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf and Mr. Lynch. Benefits payable upon a termination of employment without cause are in the same amount, have the same timing and are in the same form as those payable upon early retirement for Mr. Young. Under the nonqualified plan, upon an involuntary termination without cause, Mr. Young and Mr. Lynch would receive an additional 12 months of service credit for purposes of measuring eligibility for vesting, pursuant to the executive severance policy; both of them are fully vested in their benefits.

Involuntary termination without cause following a change in control—Upon an involuntary termination of employment without cause resulting from a change in control, nonqualified plan benefits may become vested at the discretion of our board of directors. However, all of the named executive officers who participate in the nonqualified plan were already vested in their benefits as of December 31, 2009. AWWPP and nonqualified plan benefits payable upon involuntary termination of employment without cause resulting from a change in control are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf (with respect to the AWWPP only) and Mr. Lynch, and upon early retirement for Mr. Young.

Termination for cause—In the case of termination for cause, benefits payable from the AWWPP and from the nonqualified plan are in the same amount, have the same timing and are in the same form as those payable upon a voluntary termination for Ms. Wolf and Mr. Lynch and upon early retirement for Mr. Young.

Disability—Benefits payable upon a termination of employment as a result of a disability are determined under the AWWPP and the nonqualified plan in the same manner as benefits payable upon early retirement for Mr. Young, except that disability benefits are payable immediately, without reduction for early commencement. AWWPP benefits are payable as annuities; nonqualified plan disability benefits are payable as lump sums unless the participant has elected an alternate form of payment. Mr. Young qualified for disability benefits on December 31, 2008; Mr. Lynch and Ms. Wolf, who have not completed the required 10 years of service, do not qualify for disability benefits.

Death—If Mr. Young had died on December 31, 2009 his surviving spouse or named beneficiary would have received lifetime annuities equal to the benefits that would have been payable from the AWWPP and lump sums of the benefits that would have been payable from the ERP, calculated as if the executives had retired on the date of death and elected a 100 percent joint and survivor annuity. The lump-sum value of the spouse’s ERP benefit is based on the spouse’s actual age at December 31, 2009. If Mr. Lynch had died on December 31, 2009, his surviving spouse or named beneficiary would have received benefits under the AWWPP and the ERP calculated as if he had survived to age 55, died on his 55th birthday and elected a 50 percent joint and survivor annuity. The benefit under the AWWPP would have been payable to Mr. Lynch as an annuity beginning at Mr. Lynch’s 55th birthday based on the age 55 early retirement factor, the age 55 50 percent joint and survivor factor (where the survivor’s age is what it would be on Mr. Lynch’s 55th birthday) and using service as of the date of death. The benefit under the ERP would have been paid to Mr. Lynch as the immediate lump-sum equivalent of an annuity determined in the same manner as under the AWWPP. Death benefits for Ms. Wolf’s surviving spouse or named beneficiary under the AWWPP would have been calculated as if she had retired on the date of death and elected a 50 percent joint and survivor annuity. The benefit under the AWWPP would have been payable as an annuity beginning at Ms. Wolf’s 55th birthday based on the age 55 early retirement factor, the age 55 50 percent joint and survivor factor (where the survivor’s age is what it would be on Ms. Wolf’s 55th birthday) and using service as of Ms. Wolf’s termination date in 2003. For purposes of reporting these benefits in the termination tables, we assumed that the named executive officers were all married with spouses the same ages as the participant.

Omnibus Equity Incentive Plan Awards—Except as noted below, all the named executive officers’ stock options and restricted stock units are generally forfeited upon a termination of employment prior to vesting. However, Ms. Wolf’s employment agreement provides that her awards will fully time-vest upon a termination of employment by the Company without cause or by Ms. Wolf for “good reason,” as described above under “Narrative Disclosure to 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table.” All of the 2008 and 2009 grants of stock options and 2008 grants of restricted stock units that remain outstanding fully vest upon a change in control, death or disability. In addition, the 2008 grants of stock options and restricted stock units that remain outstanding will vest on a prorated basis upon retirement (based on the portion of the vesting period completed prior to retirement). With respect to restricted stock units granted in 2009, following an executive’s termination for any reason other than for cause during the performance period, the executive will be entitled to receive one-third of the shares that ultimately would have been awarded to the executive for each full year of the performance period in which the executive is employed by us. In addition, in the event of a change in control prior to the end of the performance period, the target amount of restricted stock units granted in 2009 will vest. Because the performance periods for the 2008 awards have been completed, the actual values of the awards that performance-vested are shown in the applicable columns of the tables below. With respect to the 2009 grant of restricted stock units, for which the performance period has not ended, we have assumed target performance for purposes of the applicable columns for Ms. Wolf. No values are shown for retirement for the named executive officers other than Mr. Patrick because they were not eligible to retire on December 31, 2009 for purposes of the equity awards. The price of a share of our common stock on the date of each triggering event was assumed to be $22.41, the closing price of our common stock on the NYSE on December 31, 2009. For restricted stock units, the value of accumulated dividends (and, for awards that would not be paid out until the end of the performance period, expected dividends for the remainder of the performance period) was included.

Quantifications of Potential Payments on Termination or Change in Control

The following table quantifies the potential payments and benefits to which the named executive officers would have been entitled upon a termination of employment or a change in control on December 31, 2009. The amounts shown in the table do not include certain payments and benefits to the extent they are provided on a non-discriminatory basis to non-union employees generally upon a termination of employment, including accrued salary and vacation pay, 401(k) plan benefits, continued health and welfare coverage following an involuntary termination of employment and coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA). Retirement-eligible employees would also be entitled to continued coverage under American Water’s retiree welfare benefit plans. All employees are also entitled to life insurance benefits of up to 1.5 times base salary, up to a maximum amount of $200,000, if death occurs while actively employed. The table also does not include the prorated annual incentive plan payments to which the named executive officers would have been entitled upon certain terminations under the severance policy since, on December 31, 2009, the full annual incentive plan payments, which are shown in the “2009 Summary Compensation Table”, were earned.

Potential Payments on Termination or Change in Control

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)
Donald L. Correll	Cash severance	$—	$—	$1,411,200	$—	$—	$1,411,200	$—	$—	$—
	Outplacement services	$—	$—	$25,000	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$351,824	$351,824	$351,824	$351,824	$—	$471,631	$351,824	$471,631	$471,631
	Life insurance and Employee Assistance Program	$—	$—	$578	$—	$—	$578	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$384,230	$384,230	$384,230	$384,230
	Restricted stock units	$—	$—	$—	$—	$—	$1,078,669	$521,916	$521,916	$1,078,669

	Total	$351,824	$351,824	$1,788,602	$351,824	$—	$3,346,308	$1,257,970	$1,377,777	$1,934,530

Ellen C. Wolf	Cash severance	$—	$—	$744,000	$—	$—	$744,000	$—	$—	$—
	Outplacement services	$—	$—	$25,000	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$124,234	$124,234	$124,234	$124,234	$—	$204,910	$124,234	$204,910	$204,910
	Life insurance and Employee Assistance Program	$—	$—	$395	$—	$—	$395	$—	$—	$—
	Options	$—	$—	$233,443	$233,443	$—	$233,443	$233,443	$233,443	$233,443
	Restricted stock units	$—	$—	$689,939	$689,939	$—	$668,026	$365,037	$365,037	$668,026

	Total	$124,234	$124,234	$1,817,011	$1,047,616	$—	$1,850,774	$722,714	$803,390	$1,106,379

Walter J. Lynch	Cash severance	$—	$—	$720,000	$—	$—	$720,000	$—	$—	$—
	Outplacement services	$—	$—	$25,000	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$148,482	$148,482	$148,482	$148,482	$—	$148,482	$148,482	$148,482	$148,482
	Nonqualifed pension benefits	$65,032	$—	$65,032	$65,032	$65,032	$65,032	$—	$29,375	$65,032
	Qualifed pension benefits	$67,553	$—	$67,553	$67,553	$67,553	$67,553	$—	$29,352	$67,553
	Life insurance and Employee Assistance Program	$—	$—	$395	$—	$—	$395	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$155,955	$155,955	$155,955	$155,955
	Restricted stock units	$—	$—	$—	$—	$—	$420,748	$148,515	$148,515	$420,748

	Total	$281,067	$148,482	$1,026,462	$281,067	$132,585	$1,578,165	$452,952	$511,679	$857,770

Name	Benefit	Voluntary Termination	Early/ Normal Retirement	Involuntary Termination without Cause	Voluntary Termination for Good Reason	Involuntary Termination for Cause	Involuntary Termination without Cause following a Change in Control	Disability	Death	Change in Control(1)

John S. Young	Cash severance	$—	$—	$640,500	$—	$—	$640,500	$—	$—	$—
	Outplacement services	$—	$—	$25,000	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$62,985	$62,985	$62,985	$62,985	$—	$62,985	$62,985	$62,985	$62,985
	Nonqualified pension benefits	$—	$1,901,561	$1,901,561	$1,901,561	$1,901,561	$1,901,561	$2,469,560	$1,724,242	$1,901,561
	Qualified pension benefits	$—	$1,386,799	$1,386,799	$1,386,799	$1,386,799	$1,386,799	$1,801,038	$1,265,852	$1,386,799
	Life insurance and Employee Assistance Program	$—	$—	$395	$—	$—	$395	$—	$—	$—
	Options	$—	$—	$—	$—	$—	$166,060	$166,060	$166,060	$166,060
	Restricted stock units	$—	$—	$—	$—	$—	$492,928	$324,464	$324,464	$492,928

	Total	$62,985	$3,351,345	$4,017,240	$3,351,345	$3,288,360	$4,651,228	$4,824,107	$3,543,603	$4,010,333

George W. Patrick(2)	Cash severance	$—	$574,250	$—	$—	$—	$—	$—	$—	$—
	Tax gross up	$—	$343,145	$—	$—	$—	$—	$—	$—	$—
	Deferred compensation benefits	$—	$2,189	$—	$—	$—	$—	$—	$—	$—
	Special contract benefits	$—	$920,412	$—	$—	$—	$—	$—	$—	$—
	Qualified pension benefits	$—	$455,494	$—	$—	$—	$—	$—	$—	$—
	Life insurance and
	Options	$—	$23,218	$—	$—	$—	$—	$—	$—	$—
	Restricted stock units	$—	$77,530	$—	$—	$—	$—	$—	$—	$—

	Total	$—	$2,396,238	—	$—	$—	$—	$—	$—	$—

(1)	Pension and deferred compensation amounts shown in this column assume a termination of employment (other than an involuntary termination for cause) following a change in control. Restricted stock unit amounts shown in this column are payable upon a change in control, without a termination of employment.

(2)	Because Mr. Patrick retired in January 2010, the table provides information only with respect to retirement benefits, as the other events will never apply to Mr. Patrick.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements Between RWE and American Water

American Water negotiated the separation agreement and registration rights agreement with RWE when it was a wholly-owned subsidiary of RWE. The terms of these agreements may be less favorable to American Water than those we could have obtained in arm’s length negotiations of similar agreements with unaffiliated third parties. In November 2009, RWE sold all remaining shares of our common stock that it held. In light of RWE’s divestiture of all of its American Water stock, some of the agreement provisions summarized below, particularly those relating to registration rights, are no longer operative.

Separation Agreement

We entered into the separation agreement with RWE on April 28, 2008. The separation agreement addresses the key provisions relating to our separation from RWE. The separation agreement provides that American Water and RWE, subject to certain limited exceptions, are each responsible only for their own businesses and operations and any liabilities arising in connection therewith. Accordingly, the separation agreement provides, among other things, that:

•	subject to certain exceptions, American Water assumed all liabilities of RWE and its affiliates related to American Water’s business;

•

subject to certain exceptions, all agreements, arrangements, commitments or understandings between American Water and its affiliates, on the one hand, and RWE and its affiliates, on the other, have been terminated;

•	American Water and RWE release each other from certain pre-separation liabilities and will indemnify each other against certain liabilities;

•

American Water and RWE will provide each other with certain information and documents and, in particular, American Water will provide RWE with certain financial statements and reports, including specified quarterly and monthly reports, for so long as RWE holds specified percentages of voting power with respect American Water; and

•	American Water and RWE will cooperate with each other with respect to certain matters following the separation and, in particular, American Water will perform certain regulatory obligations of RWE.

Registration Rights Agreement

We entered into a Registration Rights Agreement with RWE, dated April 28, 2008. The registration rights agreement provided RWE with certain registration rights relating to the shares of our common stock held by RWE. The registration rights agreement provided RWE with priority in registering and selling its shares of the American Water’s stock in future issuance and sales of stock by American Water, except that American Water had the right to issue and sell an agreed amount of stock and equity units sufficient to meet American Water’s expected equity needs. The registration rights agreement provides that American Water and RWE will indemnify each other against certain liabilities related to the registrations made pursuant to the agreement.

Procedure for Approval of Related Person Transactions

We have adopted a written procedure for approving and ratifying related person transactions. The procedure covers transactions or series of transactions between directors, nominees, executives and stockholders who own more than 5 percent of any class of voting securities and immediate family members of any such person described above and American Water where any of the classes of persons described above has a direct or indirect material interest.

Permission for a related person transaction may only be granted in writing in advance by the following:

•	the audit committee of the board of directors in the case of transactions involving officers, directors and/or employees in certain senior grade levels;

•	the ethics committee of the board of directors in the case of all other employees; or

•	in any case, the board of directors, acting through its disinterested members only.

Transactions involving compensation of executive officers are reviewed and, if appropriate, approved by the compensation committee of the board of directors (or a group of our independent directors performing a similar function) in the manner specified in the charter of the compensation committee.

Before any related person transaction is permitted, the following factors are to be considered:

•	the related person’s interest in the transaction;

•	the dollar value of the amount involved in the transaction;

•	the dollar value of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction is to be undertaken in the ordinary course of business of American Water;

•	whether the transaction with the related person is proposed to be entered into on terms more favorable to American Water than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to American Water of, the transaction; and

•	any other information regarding the transaction or the related person that are material in light of the circumstances of the particular transaction.

Approval of a related person transaction will be granted only if it is determined that, under all of the circumstances, the transaction is in the best interests of American Water and only so long as those interests outweigh any negative effects that may arise from permitting it to occur.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of American Water’s financial statements, compliance with legal and regulatory requirements and the performance of the internal audit function. Management is responsible for American Water’s internal controls and financial reporting process. PricewaterhouseCoopers LLP, American Water’s independent registered public accounting firm, is responsible for performing an independent audit of American Water’s consolidated financial statements and for issuing a report on these financial statements and, beginning in 2009, on the effectiveness of American Water’s internal control over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

3.	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s conversations with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in American Water’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Martha Clark Goss (Chair)

Stephen P. Adik

George MacKenzie

William J. Marrazzo

Dr. Rolf Pohlig was a member of the audit committee until March 20, 2009. Dr. Pohlig participated in the activities of the audit committee as described under the heading “Board and Committee Membership” on page 12 of this proxy statement.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has the responsibility to approve in advance all audit and permitted non-audit services performed by its independent registered public accounting firm. As allowed by applicable law, the audit committee has delegated to its Chair the authority to grant pre-approval of audit and permitted non-audit services provided by its independent registered public accounting firm and associated fees up to a maximum of $20,000 per service provided and $50,000 in the aggregate per annum. The Chair of the audit committee reports any pre-approval of these services to the full audit committee at its next regularly scheduled meeting following the pre-approval.

The following table presents fees paid to PricewaterhouseCoopers LLP for professional services rendered with respect to 2009 and 2008.

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees(1)	$4,435,250	$4,054,539
Audit-Related Fees(2)	—	560,000
Tax Fees(3)	1,108,439	104,545
All Other Fees(4)	4,558	6,297

Total	$5,548,247	$4,725,381

(1)	Represents fees for any professional services provided in connection with the audit of the Company’s annual consolidated financial statements, reviews of the Company’s interim financial statements included on our quarterly reports on Form 10-Q, audits of the Company’s subsidiaries and services in connection with comfort letters, consents and procedures related to documents filed with the Securities and Exchange Commission.

(2)	Represents fees for professional services provided in connection with internal control reviews.

(3)	Represents fees for professional services in connection with the review of the Company’s federal and state tax returns and tax advice related to tax compliance, tax planning and tax refund claims. The increase in tax fees from 2008 to 2009 was due to services related to the filing of a request with the Internal Revenue Service to change its tax accounting method for repair and maintenance costs on its utility plant assets.

(4)	Represents software licensing fees for accounting research tools and disclosure checklists.

(Proposal 2)

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for American Water during the fiscal year ending December 31, 2010, and is recommending that the stockholders ratify this appointment. PricewaterhouseCoopers LLP has served as our auditors since 1948. Although stockholder ratification is not required by our organizational documents, or applicable law, the board of directors is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.

In the event the stockholders fail to ratify the appointment, the audit committee will reconsider its selection. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in the best interests of our company and our stockholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions at the Annual Meeting.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2010.

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with SEC rules, wishes to present a proposal for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit the proposal to the Office of the Secretary, American Water Works Company, Inc., 1025 Laurel Oak Road, Voorhees, NJ 08043. Stockholder proposals for inclusion in our proxy statement for the 2011 Annual Meeting must be received on or before November 29, 2010 and must comply in all other respects with applicable SEC rules.

Any stockholder who wishes to propose any business to be considered by the stockholders at the 2011 Annual Meeting of Stockholders other than a proposal for inclusion in the proxy statement pursuant to the SEC’s rules, or who wants to nominate a person for election to the board of directors at that meeting, must notify the Office of the Secretary of American Water in writing and provide the specified information described in our Bylaws concerning the proposed business or nominee. The notice must be delivered to or mailed to the address set forth in the preceding paragraph and received at American Water’s principal executive offices not less than 90 days prior to the first anniversary of the date of the 2010 Annual Meeting of Stockholders. As a result, any notice given by a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC rules relating to stockholder proposals for inclusion in the proxy materials) must be received no later than February 4, 2011, unless our annual meeting date occurs more than 30 days before or after May 7, 2011, in which case the stockholder’s notice must be received not later than the ninetieth day prior to the date of the annual meeting (or, if later, the tenth day following the day on which public announcement is first made of the date of the annual meeting and of the nominees proposed by the Board to be elected at such meeting). The requirements for such notice are set forth in our Bylaws, a copy of which can be obtained upon request directed to the Office of the Secretary at the address set forth above.

OTHER MATTERS

At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the Annual Meeting. If any other matter is presented at the Annual Meeting, then your proxy will vote in accordance with his or her discretion.

DIRECTIONS TO

AMERICAN WATER WORKS COMPANY, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

The Mansion

3000 Main Street

Voorhees, New Jersey 08043

FROM PHILADELPHIA / CENTER CITY: Take Ben Franklin Bridge to Route 70 East. Follow Route 70 East to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1  1/2 miles. Turn left into Main Street Complex.

FROM NORTH EAST PHILADELPHIA: Take Tacony Palmyra Bridge to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1  1/2 miles. Turn left into Main Street Complex.

FROM PHILADELPHIA INTERNATIONAL AIRPORT: Take Walt Whitman Bridge to Route 42 South. Follow Route 42 South to 295 North. Follow 295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1  1/2 miles. Turn right into Main Street Complex.

FROM DELAWARE / MARYLAND: Take Delaware Memorial Bridge to 295 North. Follow 295 North to Exit 32 (Route 561, Voorhees). Follow Route 561 to Evesham Road. Turn left on Evesham Road. Continue for 1  1/2 miles. Turn right into Main Street Complex.

FROM NORTH JERSEY / NEW YORK: Take New Jersey Turnpike South to Exit 4. Follow to Route 73 South. Follow Route 73 South to Evesham Road. Turn right on Evesham Road. Continue for 1  1/2 miles. Turn left into Main Street Complex.

FROM ATLANTIC CITY AREA: Take Atlantic City Expressway to Route 73 North. Follow Route 73 North to Evesham Road. Turn left on Evesham Road. Continue for 1  1/2 miles. Turn left into Main Street Complex.

PARKING

COMPLIMENTARY SELF-PARKING IS AVAILABLE AT THE MANSION, 3000 MAIN STREET, VOORHEES, NEW JERSEY, 08043.

INFORMATION ABOUT ADVANCE REGISTRATION FOR ATTENDING THE MEETING

An admission card will be required to enter American Water’s annual meeting. Please follow the advance registration instructions below and an admission card will be mailed to you. Upon arrival at the annual meeting, you will be asked to present your admission card and appropriate picture identification to enter the meeting.

Attendance at the annual meeting is limited to American Water stockholders or their named representatives. We reserve the right to limit the number of representatives who may attend the meeting.

•

If you hold your American Water shares directly, and not through a broker, bank or other nominee, and you plan to attend the annual meeting, please send an annual meeting advance registration request, containing the information listed below, to:

American Water Investor Relations

1025 Laurel Oak Road

Voorhees, New Jersey 08043

Attention: Annual Meeting Advance Registration

Please include the following information:

•	Your name and complete mailing address.

•

If your American Water shares are held for you in a brokerage, bank or other institutional account and you wish to attend the annual meeting, please send an annual meeting advance registration request containing the information listed below, to the address listed above:

Please include the following information:

•	Your name and complete mailing address;

•	If you will be naming a representative to attend the meeting on your behalf, the name, address and phone number of that individual;

•	Proof that you own American Water shares (such as a letter from your bank or broker or a photocopy of a current brokerage or other account statement)

If you have questions regarding admission to the annual meeting, please visit our website at aw.investorrelations@amwater.com or call American Water’s Investor Relations department at 1-877-310-7174.

AMERICAN WATER

AMERICAN WATER WORKS COMPANY, INC.

1025 LAUREL OAK ROAD

VOORHEES, NJ 08043

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

During The Meeting - Go to www.virtualshareholdermeeting.com/awk

You may attend the Meeting via the Internet and vote during the Meeting using the 12-Digit Control Number.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M22544-Z52401

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AMERICAN WATER WORKS COMPANY, INC.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees:

01) Stephen P. Adik 05) Richard R. Grigg

02) Donald L. Correll 06) Julia L. Johnson

03) Martha Clark Goss 07) George MacKenzie

04) Julie A. Dobson 08) William J. Marrazzo

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and 2009 Annual Report on Form 10-K are available at www.proxyvote.com.

M22545-Z52401

AMERICAN WATER WORKS COMPANY, INC.

Annual Meeting of Stockholders

May 7, 2010 10:00 a.m.

This proxy is solicited by the Board of Directors

The undersigned stockholder of AMERICAN WATER WORKS COMPANY, INC., a Delaware corporation, hereby appoints George MacKenzie and Donald L. Correll, or either of them, proxies, each with the power to appoint his substitute, to represent the undersigned and to vote, subject to the instructions on the reverse side, all of the shares of Common Stock of the Company that the stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Daylight Time, on May 7, 2010, at The Mansion, 3000 Main Street, Voorhees, New Jersey 08043, and any adjournment or postponement thereof.

If no instructions are given, the shares will be voted FOR the election of the listed nominees and FOR proposal 2. This proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side